Exhibit 10.27

LICENSE, RESEARCH, AND CO-DEVELOPMENT AGREEMENT

This License, Research, and Co-Development Agreement (this “Agreement”) is made and entered into as of the 17th day of November, 2024 (the “Effective Date”) by and between HCW Biologics Inc., a Delaware corporation with a principal place of business at 2929 North Commerce Parkway, Miramar, Florida 33025 (“Licensor”) and WY Biotech Co., Ltd. (上海圆阳威壹医疗科技有限公司), a company organized under the laws of the People’s Republic of China, with offices located at Room 1115-1118, Tower A, No. 500, Yunjin Road, Xuhui District, Shanghai, China (“Licensee”). Licensor and Licensee are each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Licensor possesses certain expertise and proprietary technologies related to *** based fusion complex containing ***, *** and *** and generally referred to as HCW11-006;

WHEREAS, Licensee is a biotechnology company with expertise and capability in developing and commercializing human therapeutics; and WHEREAS, Licensor and Licensee are entering into this Agreement whereby Licensee will have the exclusive rights to develop and commercialize HCW11-006 and Licensed Improvements derived therefrom in the treatment of human disease in the Territory in exchange for upfront, milestone, and royalty payments, subject to Licensor’s Opt-In Right with respect to the Opt-In Territory and certain drag-along rights as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
CERTAIN DEFINED TERMS

For purposes of this Agreement, in addition to terms defined elsewhere, the following terms shall have the respective meanings set forth below in this Article 1.

1.1
“Acquirer” means, collectively, the Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates, other than the applicable Party of this Agreement in the definition of Change of Control and such Party’s Affiliates, determined as of immediately prior to the closing of such Change of Control.
1.2
“Affiliate” means any Person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this Section 1.2, “control” means (i) the direct or indirect ownership of more than fifty percent (50%) of the voting stock or other voting interests or interest in the profits of the Party, or (ii) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof.
1.3
“Applicable Laws” means all applicable laws, statutes, ordinances, regulations, rules, judgements, injunctions, or orders of any kind whatsoever of any Government Authority of competent jurisdiction.
1.4
“Approved Expenses” has the meaning set forth in Section 4.1.2.

1.5
“Biosimilar Drug” means, with respect to a Licensed Product, (i) that any product that is highly similar to the Licensed Product notwithstanding minor differences in clinically inactive components; and (ii) there are no clinically meaningful differences between such product and the Licensed Product in terms of safety, purity, and potency of the product, as defined under 42 USC 262 of the United States Public Health Service Act or its foreign equivalent in any other jurisdiction.
1.6
“Business Day(s)” means any day, other than a Saturday, Sunday or day on which commercial banks located in New York, United States, or Shanghai, PRC, or Singapore are authorized or required by Applicable Laws to close.
1.7
“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31; provided, however, that (i) the first Calendar Quarter of any particular period shall extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter; and (ii) the last Calendar Quarter shall end upon the expiration or termination of this Agreement.
1.8
“Calendar Year” means (i) for the first Calendar Year of the Term, the period beginning on the Effective Date and ending on December 31, 2025, (ii) for each Calendar Year of the Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (iii) for the last Calendar Year of the Term, the period beginning on January 1 of the Calendar Year in which the Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.
1.9
“Challenge” means, with respect to any Patent, directly or indirectly, to initiate (as opposed to as a means of defense of a claim asserted against Licensee) an action (i) to assert in any court, patent office or other competent Government Authority that such Patent is invalid or unenforceable, (ii) to oppose the issuance of, or to challenge or seek to narrow the issued or applied for claims, scope or duration of, any claim of such Patent, (iii) to seek a declaratory judgment or similar relief that any Licensed Product does not infringe any such Patent, (iv) to seek, request or otherwise take any action that results in the declaration, initiation or continuation of an interference or derivation proceeding, opposition, reexamination, post-grant review or inter partes review (or their equivalents) of such Patent, or (v) to assist or cooperate with any Affiliate or Third Party to do any of the foregoing.
1.10
“Change of Control” means, with respect to a Party, (i) a merger or consolidation of such Party (or a subsidiary of such Party under which such Party issues shares of its equity securities pursuant to such merger or consolidation) with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least a majority of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (ii) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of a majority of the combined voting power of the outstanding securities of such Party, or (iii) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets.
1.11
“China” or “PRC” means the People’s Republic of China, excluding, solely for the purposes of this Agreement, Hong Kong, Macau Special Administrative Region, and Taiwan.
1.12
“China Market” means, PRC, Hong Kong, Macao Special Administrative Region, and Taiwan.
1.13
“China Transaction” has the meaning set forth in Section 4.11.

1.14
“Claim” has the meaning set forth in Section 11.1.
1.15
“CMC Development” means test method development and stability testing, process development, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, technology transfer and other related activities directed to establishing Manufacturing of a pharmaceutical product.
1.16
“CMO” means a Third Party contract manufacturing organization or a Third Party contract development and manufacturing organization.
1.17
“Co-Chair” has the meaning set forth in Section 2.8.1(a).
1.18
“Code” has the meaning set forth in Section 9.2.3.
1.19
“Commercialization” means any and all activities directed to advertising, marketing, detailing, promoting, labeling, educating, planning, reporting, storing, handling, shipping, distributing, importing, exporting, using, offering to sell or selling a product, as applicable, but excluding any activities directed to Manufacturing or Development. “Commercialize”, “Commercialized”, and “Commercializing” shall have correlative meanings.
1.20
“Commercially Reasonable Efforts” means, with respect to the Development, Manufacture, and Commercialization of Licensed Products by or on behalf of a Party in or for a jurisdiction, the exercise of such reasonable and good faith efforts and commitment of such resources by a Party that are substantially consistent with the exercise of customary scientific and business practices as applied in the pharmaceutical industry for a company of a similar stage and size as the entity and having similar resources, for a comparable research, development or commercialization program, taking into account relative safety and efficacy, product profile, the regulatory environment, payers’ policies and regulations, competitiveness of the marketplace and the market potential of such products, the nature and extent of market exclusivity, including patent coverage and regulatory data protection, and price and reimbursement status. The Parties hereby agree that the level of effort may be different for different markets and may change over time, reflecting changes in the status of the aforementioned attributes and potential of Licensed Products. When used regarding obligations under this Agreement other than the Development, Manufacturing, and Commercialization activities with respect to Licensed Products, the term “Commercially Reasonable Efforts” means the carrying out of such activities using commercially reasonable efforts and financial, personnel, and other resources that are consistent with the exercise of customary business practices as applied in the carrying out of such activities generally by and on behalf of biopharmaceutical companies of a similar stage and size and having similar resources.
1.21
“Competing Product” means (i) a pharmaceutical product in any form that enters a clinical trial for the treatment of bladder cancer prior to a Major Transaction, wherein the product is (a) HCW9206; (b) any other molecules only containing ***, *** and *** as function domains, where exactly same function domains are on a different protein scaffold other than *** or *** scaffold; or (c) any other molecules containing two of any ***, *** or *** as function domains (for clarity, any products set forth in sub-sections (i)(a)-(c) that enter into a clinical trial for bladder cancer after a Major Transaction are no longer considered a Competing Product for the purpose of this Agreement); or (ii) a pharmaceutical product in any form that enters a clinical trial for the treatment of cancer prior to a Major Transaction, wherein the product is any other molecule containing ***, *** and *** as function domains (for clarity, any products set forth in sub-section (ii) that enter into a clinical trial for oncology after a Major Transaction are no longer considered a Competing Product for the purpose of this Agreement).
1.22
“Completion of Technology Transfer” has the meaning set forth in Section 2.5.1.

1.23
“Confidential Information” means (i) all information and materials (of whatever kind and in whatever form or medium) disclosed by or on behalf of a Party to the other Party (or its designee) in connection with this Agreement, including any Know-How, whether prior to or during the Term and whether provided orally, electronically, visually, or in writing; (ii) all copies of the information and materials described in (i) above; and (iii) the existence and each of the terms and conditions of this Agreement. Confidential Information shall not include, to the extent a Party can demonstrate, through its contemporaneous written records, information and materials (a) known to the receiving Party, or in the public domain, at the time of its receipt by a Party, or which thereafter becomes part of the public domain other than by virtue of a breach of this Agreement or the obligations of confidentiality under this Agreement; (b) received without an obligation of confidentiality from a Third Party having the right to disclose without restrictions such information; (c) independently developed by the receiving Party without use of or reference to Confidential Information disclosed by the other Party as evidenced by written records; and (d) released from the restrictions set forth in this Agreement by the express prior written consent of the disclosing Party.
1.24
“Control(s)” or “Controlled” means the possession by a Party, as of the Effective Date or during the Term, of (i) with respect to Regulatory Materials, data or information, physical possession or the right to such physical possession of those items, with the right to provide them to Third Parties or to the other Party; and (ii) with respect to Patents, Know-How, or any other intellectual property rights, ownership of such intellectual property rights, or a license under such intellectual property with the rights sufficient to grant the applicable license or sublicense under this Agreement, without violating the terms of any agreement with any Third Party, incurring any royalty or other payment obligations to a Third Party, or infringing Patents of any Third Party, or misappropriating Know-How of any Third Party.
1.25
“Commencement” means, with respect to a clinical trial, the first dosing of the first subject in such clinical trial.
1.26
“Covers” or “Covered by,” or the like, with reference to a particular Licensed Product, means that the making, using, selling, offering for sale, or importing of such Licensed Product would, but for ownership of, or a license granted under this Agreement to, the relevant Patent would infringe a Valid Patent Claim within the Licensed Patent Rights in the jurisdiction in which the activity occurs.
1.27
“CRO” means a Third Party contract research organization.
1.28
“Development” means, with respect to any product, solely for obtaining, supporting, maintaining and/or expanding Regulatory Approvals of such product, (i) any and all activities that relate to obtaining, maintaining or expanding Regulatory Approvals of such product, including any nonclinical, preclinical, clinical drug development activities, and CMC Development, conducted before or after obtaining Regulatory Approvals for such product that are reasonably related to or leading to the submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting, expanding or maintaining Regulatory Approval of such product, together with (ii) pharmacovigilance activities, adverse event reporting, regulatory affairs, statistical analysis, report writing and the creation and submission of Regulatory Materials related to the foregoing (including the services of outside advisors and consultants in connection therewith), but in each case ((i) and (ii)) excluding any activities directed to Commercialization or Manufacturing. “Develop”, “Developed”, and “Developing” shall have correlative meanings.
1.29
“Development Plan” has the meaning set forth in Section 2.7.2(a).
1.30
“Direct Costs” means, with respect to a given Calendar Quarter, the amount calculated by multiplying the rate of US $*** per full-time FTE of Licensor by the number of FTEs deployed by Licensor and its Affiliates during such Calendar Quarter.

1.31
“Dispute” means any controversy, difference, claim, or legal proceeding arising out of or relating to this Agreement, including with respect to its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations arising out of or relating to this Agreement.
1.32
“Dispute Notice” has the meaning set forth in Section 13.1.
1.33
“Drug Approval Application” means, with respect to a Licensed Product and a particular jurisdiction, an application for regulatory approval required before commercial sale of a Licensed Product in such jurisdiction. For clarity, in the U.S., a “Biologics License Application” and a “New Drug Application” (as such terms are used by the FDA) shall each be deemed to be a Drug Approval Application.
1.34
“EMEA” means the European Medicines Evaluation Agency, or any successor thereto.
1.35
“European Market” means, collectively, each member state within the European Union, each member of the European Economic Area (to the extent such member is not a member state of the European Union), Switzerland and the United Kingdom. For clarity, the European Market does not include Russia.
1.36
“Executive Officers” has the meaning set forth in Section 2.8.1(c).
1.37
“FDA” means the U.S. Food and Drug Administration or any successor thereto.
1.38
“Field” means all human therapeutic uses; provided, however, that Field is limited solely to in vivo use and shall exclude ex vivo use.
1.39
“First Commercial Sale” means, with respect to a particular Licensed Product in a given jurisdiction in the Territory, the first bona fide arms-length commercial sale of such Licensed Product following Marketing Approval in such jurisdiction by or under authority of Licensee or its Affiliates or Sublicensee to a Third Party for monetary value for use or consumption of such Licensed Product by the end user in the general public. Sales prior to receipt of Marketing Approval for such Licensed Product, such as the so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.
1.40
“Government Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (i) any government of any jurisdiction, (ii) any nation, state, province, county, city or other political subdivision thereof, or (iii) any supranational body.
1.41
“HCW9109” means a commercially available *** that can be used for the purification of *** specific fusion proteins, the detailed description of HCW9109 is set forth in Schedule 1.41.
1.42
“HCW9109 Technology” means any and all Patent and Know-How related to the use of HCW9109 Controlled by Licensor or its Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful to purify Licensed Products, including any improvements, enhancements, changes, modifications, variations, or derivatives therein and thereto.
1.43
“HCW9206” means a heterodimeric immunotherapeutic fusion protein constructed using a tissue factor scaffold “Tissue FactOr-Based FusIon (TOBITM )” technology comprising of IL-7, IL-21, IL-15/IL-15 Receptor α sushi, and human tissue factor extracellular domain.

1.44
“HCW11-006” means a heterodimeric immunotherapeutic fusion protein constructed using a *** with ***, *** and *** connected thereto.
1.45
“Hong Kong” means Hong Kong Special Administrative Region of the PRC.
1.46
“IFRS” means International Financial Reporting Standards, as consistently applied.
1.47
“Improved Cell Line” has the meaning set forth in Section 2.4.
1.48
“Improvements” refers to all Patents made, conceived, discovered, or reduced to practice or Know-How made or developed, by or on behalf of either Licensor or Licensee after the Effective Date and during the Term of this Agreement that improve, enhance, change, modify, vary, or derive from the molecule, use, or application of Licensed Products, including (i) improvements on its efficacy, effectiveness, specificity, potency, strength, pharmacokinetics, and/or other natures of pharmacology; (ii) modification on the dosage form or formula of HCW11-006 and delivery methods of HCW11-006; (iii) modification on the manufacturing procedures for HCW11-006; (iv) modification on the quality management procedures for HCW11-006; (v) modification of the cell line to create a high expression cell line and improve production of HCW11-006; and (vi) the Improved Cell Line as contemplated in Article 2. For clarity, all world-wide right, title, and interest in and of Improvements, whether made by or on behalf of Licensor or Licensee, shall vest and be owned by Licensor and will be included within the Licensed Patent Rights or the Licensed Know-How. Improvements shall exclude (a) modifications that add a molecule, and (b) all other molecules derived from the TRBC1 platform, namely molecules with any other cytokines or antibodies attached to the ***platform.
1.49
“IND” means a complete “Investigational New Drug Application” as defined in 21 C.F.R. 312.3 and containing the content, and in the format, required by 21 C.F.R. 312.23, or a corresponding application with a regulatory agency in a jurisdiction other than the United States, together with all additions, deletions, and supplements thereto.
1.50
“Insolvency Event” has the meaning set forth in Section 9.2.1.
1.51
“JSC” has the meaning set forth in Section 2.8.1(a).
1.52
“JSC Matter” has the meaning set forth in Section 2.8.1(a).
1.53
“Jurisdiction” with respect to Patents, means a country or territory where such Patents are issued or filed.
1.54
“Know-How” means any proprietary technical or other information, whether patentable or not and whether in written or verbal form, including without limitation technology, experience, formulae, concepts, discoveries, trade secrets, inventions, modifications, improvements, data (including without limitation all chemical, preclinical, pharmacological, clinical, toxicologic, analytical, and quality control data), results, designs, ideas, analyses, methods, techniques, assays, research plans, procedures, tests, processes (including manufacturing processes, specifications, operating standards, and techniques), quality control and reference standards, laboratory records, reports, summaries, and information contained in submissions to, and information from, Regulatory Authorities. Know-How shall not include any Patents.
1.55
“Left-out Jurisdiction” has the meaning set forth in Section 8.3.1.3.
1.56
“Licensee-CMO Agreement” has the meaning set forth in Section 2.6.2.

1.57
“Licensee Improvements” means all Improvements made by or on behalf of Licensee.
1.58
“Licensee Marks” has the meaning set forth in Section 6.3.
1.59
“Licensor Improvements” means all Improvements made by or on behalf of Licensor.
1.60
“Licensed Improvements” refers to all Licensee Improvements and Licensor Improvements.
1.61
“Licensed IP” means the Licensed Patent Rights and the Licensed Know-How.
1.62
“Licensed Know How” means all Know How that Licensor or its Affiliates Controls as of the Effective Date or at any time during the Term that is necessary or reasonably useful for the Development, Manufacture, and Commercialization of Licensed Products in the Field in the Territory, including all Know-How included in the Licensed Improvements.
1.63
“Licensed Manufacturing Know-How” has the meaning set forth in Section 2.5.
1.64
“Licensed Patent Rights” means all Patents Controlled by Licensor or its Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful for the Development, Manufacture, and Commercialization of Licensed Products in the Field in the Territory, including all Patents in the Licensed Improvements. The Licensed Patent Rights existing as of the Effective Date are listed on Exhibit A.
1.65
“Licensed Product(s)” means (i) a product containing the *** based fusion complex containing ***, *** and ***, generally referred to as “HCW11-006”, or any Licensed Improvements; (ii) any product Covered by a Valid Patent Claim; or (iii) any in-vivo therapeutic service that is offered using any of the products, processes, methodologies or technologies described in the foregoing (i) or (ii); provided, however, that Licensed Product(s) shall exclude all other molecules derived from the *** platform, namely molecules with any other cytokines, chemokines, immune molecules, or antibodies attached to HCW11-006 or the *** platform. For the purposes of this Agreement, with respect to a Licensed Product that has been approved for an initial indication, the approval of such License Product for one or more additional Indications shall not constitute a new and separate Licensed Product.
1.66
“Licensee Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, Licensee to Licensor or its designees under this Agreement.
1.67
“Licensee Indemnitees” has the meaning set forth in Section 11.2.
1.68
“Licensor Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, Licensor to Licensee or its designees under this Agreement.
1.69
“Licensor Indemnitees” has the meaning set forth in Section 11.1.
1.70
“Licensor Marks” has the meaning set forth in Section 6.2.
1.71
“Losses” has the meaning set forth in Section 11.1.
1.72
“Major Transaction” has the meaning set forth in Section 8.1.
1.73
“Major Transaction Drag-Along Party” has the meaning set forth in Section 8.2.1.

1.74
“Major Transaction Triggering Party” has the meaning set forth in Section 8.2.1.
1.75
“Marketing Approval” means all approvals, licenses, registrations or authorizations of a Drug Approval Application by the Regulatory Authority.
1.76
“Manufacture” means activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, or storage of any pharmaceutical or biologic product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including process development, qualification, validation and scale-up, pre-clinical, clinical and commercial manufacture, and analytic development, product characterization, and stability testing, but excluding activities directed to Development or Commercialization. “Manufactured” and “Manufacturing” shall have correlative meanings.
1.77
“Minimum Drag-Along Allocation” has the meaning set forth in Section 8.3.1.1.
1.78
“MRCT” has the meaning set forth in Section 7.5.3.
1.79
“Net Sales” means the gross amounts invoiced for sales of Licensed Products by Licensee, its Affiliates, and its Sublicensees (in final form for end use, but exclusive of inter-company transfers) to a Third Party purchaser in an arms-length transaction, less the following deductions from such invoiced amounts which are actually incurred or accrued:
(i)
credits or allowances granted for damaged, outdated, returned, rejected or recalled Licensed Products, and retroactive price reductions, in each case actually granted;
(ii)
normal and customary trade, cash and quantity discounts actually granted;
(iii)
sales and excise taxes and duties (including value added taxes (VAT) and import duties) paid by a selling party and any other governmental charges imposed upon the Manufacture or sale of a Licensed Product;
(iv)
freight, postage, shipment, and insurance charges; and
(v)
amounts invoiced for sales of Licensed Product that are written off as uncollectible after reasonable collection efforts, in accordance with IFRS and standard practices of the applicable Party.

Except as may otherwise be set forth herein, Net Sales shall be calculated on an accrual basis in accordance with IFRS.

Sales between or among Licensee and its Affiliates and its Sublicensees shall be excluded from the computation of Net Sales, but Net Sales shall include the first sales to Third Parties (other than Sublicensees) by Licensee or any such Affiliates or Sublicensees.

In the event a Licensed Product is sold in combination with one or more other pharmaceutical drugs which are not Licensed Products under this Agreement (as used in this definition of Net Sales, a “Combination”), then for each Calendar Quarter payment period and on a jurisdiction-by-jurisdiction basis for the remainder of this paragraph, the gross amount invoiced for that Licensed Product shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/(A+B), where “A” is the gross amount invoiced for the Licensed Product sold separately and “B” is the gross amount invoiced for the other pharmaceutical drug(s) sold separately. In the event that the other pharmaceutical drug is not sold separately, then the gross amount invoiced for that Licensed Product shall be calculated by multiplying the gross amount invoiced for the Combination by the fraction A/C, where “A” is the gross invoice amount for the Licensed Product, if sold separately, and “C” is the gross invoice amount for the Combination. In the event that a particular Combination is not addressed by the foregoing, Net Sales for royalty determination shall be determined by the Parties in good faith.

1.80
“NMPA” means the National Medical Products Administration (f.k.a. the China Food and Drug Administration) of the PRC or any successor thereto.
1.81
“Non-Attendance” has the meaning set forth in Section 2.8.2.
1.82
“Opt-In Information” means the following information: a copy of the Phase I Clinical Trial Final Medical Report, Development Plan and its updates, Quarterly Progress Reports, and Annual Progress Reports.
1.83
“Opt-In Notice” has the meaning set forth in Section 7.2.
1.84
“Opt-In Right” has the meaning set forth in Article 7.
1.85
“Option Agreement” has the meaning set forth in Section 7.3.
1.86
“Option Effective Date” has the meaning set forth in Section 7.2.
1.87
“Option Period” means the period commencing with (i) the receipt by Licensor of the Opt-In Information following completion of the first Phase I Clinical Trial and (ii) ending on the sixtieth (60th) day thereafter.
1.88
“Opt-In Territory” means North America, South America, and Central America.
1.89
“Out-of-Pocket Expenses” means amounts paid by Licensor or its Affiliates to Third Party vendors or contractors for supplies and materials for use, or for services provided by them, directly in connection with the performance of activities under the Development Plan or under Article 2, including shipping, handling, import/export, materials purchase, and testing, travelling expenses, and wire transfer fees, provided that such fees and expenses are approved by Licensee pursuant to Section 4.1.2 and directly attributable to the activities conducted under the Development Plan or under Article 2. For clarity, Out-of-Pocket Expenses shall not include: (i) payments for Licensor’s or its Affiliates’ employee salaries or benefits, utilities, general office supplies, insurance, information technology, capital expenditures, or the like; and (ii) amounts paid relating to activities that were not performed under this Agreement.
1.90
“Patent” means any and all (i) patents, (ii) patent applications, including any and all provisional and non-provisional applications, patent cooperation treaty (PCT) applications, divisions, continuations, continuations-in-part, invention certificates, substitutions, reissues, reexaminations, extensions, registrations, patent term extensions, supplementary protection certificates and renewals of any of the above, (iii) inventor’s certificates, letters patent, or (iv) any other substantially equivalent form of government issued right substantially similar to any of the foregoing described in subsections (i) through (iii) above, anywhere in the world.
1.91
“Payment Clearance Authority” has the meaning set forth in Section 4.10.

1.92
“Person” means any person or entity, including any individual, trustee, corporation, partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture or governmental agency or authority.
1.93
“Phase I Clinical Trial” means, as to a specific Licensed Product, a controlled and lawful study in a limited number of human subjects designed with the principal purpose of gaining evidence of the safety and tolerability of, and information regarding, pharmacokinetics and potential pharmacological activity for a product or compound, as further defined in 21 C.F.R. § 312.21(a); or similar clinical study in a jurisdiction other than the United States.
1.94
“Phase II Clinical Trial” means, as to a specific Licensed Product, a controlled and lawful study in humans designed with the principal purpose of determining initial efficacy and dosing of such Licensed Product in patients for the indication(s) being studied, as further defined in 21 C.F.R. § 312.21(b); or similar clinical study in a jurisdiction other than the United States.
1.95
“Phase III Clinical Trial” means, as to a specific Licensed Product, a controlled and lawful study in humans of the efficacy and safety of such Licensed Product, which is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular indication in a manner sufficient to obtain Marketing Approval to market and sell that Licensed Product in the United States or another jurisdiction for the indication being investigated by the study, as further defined in 21 C.F.R. § 312.21(c); or a similar clinical study in a jurisdiction other than the United States.
1.96
“Phase I Clinical Trial Final Medical Report” means the final written report prepared by Licensee upon completion of the first Phase I Clinical Trial.
1.97
“Production Batch” has the meaning set forth in Section 6.2.1.
1.98
“Project Review Meeting” has the meaning set forth in Section 2.7.2(d).
1.99
“Proposed Alternative Major Transaction” has the meaning set forth in Section 8.2.3.
1.100
“Proposed Licensee Territory” has the meaning set forth in Section 8.2.1.
1.101
“Proposed Licensor Territory” has the meaning set forth in Section 8.2.1.
1.102
“Proposed Major Transaction” has the meaning set forth in Section 8.2.1.
1.103
“Proposed Major Transaction Notice” has the meaning set forth in Section 8.2.1.
1.104
“Prospective Transferee” has the meaning set forth in Section 8.2.1.
1.105
“Quarterly Development Report” has the meaning set forth in Section 2.7.2(b).
1.106
“Regulatory Approval” means, with respect to a particular jurisdiction, any and all approvals, clearances or other authorizations of any Regulatory Authority necessary for the Development, Manufacture, and Commercialization of a particular product in such jurisdiction, including all amendments and supplements thereto, including the Marketing Approvals.
1.107
“Regulatory Authority” means any applicable Government Authority with jurisdiction or authority over the Development, Manufacture and/or Commercialization (including granting Regulatory

Approvals) of pharmaceutical products in a particular jurisdiction, and any corresponding national or regional regulatory authorities, including FDA, EMEA, and NMPA.
1.108
“Regulatory Filings” means all (i) submissions, correspondence, notifications, registrations, licenses, authorizations, applications to or from Regulatory Authorities for approvals (including all Drug Approval Applications), together with any related correspondence and documentation submitted to or received from Regulatory Authorities and all supporting documents and all clinical studies and tests, relating to a product and all data contained in any of the foregoing, and (ii) approvals granted by or received from Regulatory Authorities (including marketing approvals, variations, and pricing applications.
1.109
“Regulatory Materials” means any regulatory notification, communication, correspondence, Regulatory Filings, Regulatory Approvals and other filings made to, received from or otherwise conducted with a Regulatory Authority related to Developing, Manufacturing, Commercializing or otherwise exploiting a pharmaceutical product in a particular jurisdiction, including any pharmacology, toxicology and other biological data and clinical data related to the Licensed Product or otherwise included in, or filed in support of, the Regulatory Materials.
1.110
“Report” has the meaning set forth in Section 2.7.2(c).
1.111
“Royalty Term” has the meaning set forth in Section 4.4.
1.112
“Separate Transaction” has the meaning set forth in Section 8.3.3.
1.113
“SIAC” has the meaning set forth in Section 13.2.
1.114
“Significant Delays” means, more than six (6) months delay in IND, or more than twelve (12) months delay in completion of the Phase I Clinical Trial.
1.115
“Subcontractor” means a Third Party contractor (including CRO, CMO or Third Party distributors or service providers) engaged by Licensee or its Affiliates on a fee-for-service basis to perform certain services or activities on behalf of and for the benefit of Licensee or its Affiliates or exercise certain rights on behalf of Licensee or its Affiliates, in each case, under this Agreement.
1.116
“Sublicensee” means any Third Party (other than the Subcontractor) which enters into an agreement with Licensee or its Affiliate involving the grant to such Third Party of any rights under the licenses granted to Licensee under this Agreement.
1.117
“Sublicense Request” has the meaning set forth in Section 3.5.3.
1.118
“Sublicensing Revenues” means, with respect to the Licensed Product under the relevant China Transaction, amounts or consideration (including, without limitation, any licensing or optioning fees, license maintenance fees, milestone payments, royalty payments, and fair market value of any non-cash consideration), received by Licensee from any China Transaction, provided that Sublicensing Revenues will not apply to a consummated Major Transaction by Licensor and Licensee and will not include the following amounts to the extent that each is bona fide: (i) debt financing of Licensee, (ii) amounts received by or payable to Licensee as the purchase price, at fair market value, for equity securities (including stock of whatever class or series, and including the purchase price for warrants and the exercise price under such warrants, or as convertible debt, and the like) of Licensee; (iii) reimbursements of out-of-pocket patent prosecution costs actually incurred by or on behalf of Licensee related to the specific Licensed Product in the jurisdiction under the relevant China Transaction; (iv) reimbursements of any costs and expenses, whether direct or indirect, incurred by or on behalf of Licensee, for the research and/or Development activities of the Licensed Product in the jurisdiction under the relevant China Transaction, (v) upfront, royalty, and milestone payments that are paid or payable by Licensee to Licensor under this Agreement with respect to the relevant Licensed Product in the jurisdiction under the relevant China Transaction; and (vi) sales and excise taxes and duties (including value added taxes (VAT) and import duties), and any other governmental charges paid by Licensee in relation to the relevant China Transaction.
1.119
“Technology Transfer” has the meaning set forth in Section 2.6.
1.120
“Technology Transfer Pre-Paid Expenses” has the meaning set forth in Section 4.1.1.
1.121
“Term” has the meaning set forth in Section 9.1.
1.122
“Termination Product” has the meaning set forth in Section 9.3.1.2.
1.123
“Territory” means the entire world; provided, however, in the event Licensor exercises its “Opt-In Right” as set forth in Article 7, Territory shall mean the entire world, excluding the “Opt-In Territory”.
1.124
“Third Party” means a Person that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.
1.125
“Third Party License” has the meaning set forth in Section 4.5.1.
1.126
“Trademarks” means trademarks, service marks, trade names, brand name, trade dress, logos, slogans, and other similar designations of source or origin, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals therefor.
1.127
“Transaction Agreement” has the meaning set forth in Section 8.2.
1.128
“Valid Patent Claim” means (i) any claim of an issued and unexpired Patent included in the Licensed Patent Rights that (a) has not been held permanently revoked, unenforceable or invalid by a decision of a court or Government Authority of the competent Jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (b) has not been abandoned, disclaimed, denied or admitted by Licensor to be invalid or unenforceable through reissue or disclaimer, or (ii) a claim of a pending Patent application that has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application and that has not been pending for more than ten (10) years from the earliest non-provisional filing date for such Patent right application; provided that in each of (i) and (ii) in any Jurisdiction in the Territory, a Valid Patent Claim shall cease to be a Valid Patent Claim in such Jurisdiction if it does not block or prevent the entry, or Commercialization, of Biosimilar Drugs. For the avoidance of doubt, any claim of a pending Patent right that issues at any time will be a Valid Patent Claim upon issuance.
1.129
“World Markets” means, for purposes of Licensor’s Opt-In Right for the Opt-In Territory, the following four (4) markets (excluding the Opt-In Territory), (i) the European Market, (ii) the Asian market, including Russia, Australia, and New Zealand, but excluding the China Market, (iii) the China Market, and (iv) the rest of the world market.

2.
DEVELOPMENT AND COMMERCIALIZATION EFFORTS
2.1
General. Subject to Section 3.1 and Article 7, Licensee has the exclusive right and control over for the Development, Manufacture, and Commercialization of Licensed Products in the Territory.
2.2
Development Expense. Except for (i) the Development and regulatory activities conducted by both Parties based on the allocation of costs as described in this Article 2 and Section 4.1; and (ii) Licensor’s Opt-In Right in accordance with Article 7, Licensee shall bear all costs and expenses incurred after the Effective Date associated with the Development, Manufacture, and Commercialization of Licensed Products in the Field in the Territory. For clarity, except as expressly set forth in Section 4.1.2 or otherwise agreed under the Licensee-CMO Agreement under Section 2.6.2 (b), Licensee will not reimburse Licensor (or its Affiliates or its or their Third Parties service providers) and will not be responsible for, any past, current, or future costs incurred by Licensor, its Affiliates, or its and their Third Parties service providers, whether direct or indirect, in relation to the Development, Manufacture, and Commercialization of Licensed Products, including the Development and regulatory activities conducted by Licensor or its Affiliates before the Effective Date, any patent filings and maintenance of any Licensed IP or HCW9109 Technology, legal, or other Third Party services engaged by Licensor.
2.3
Regulatory. Subject to Licensor exercising its Opt-In Right in accordance with Article 7, the Parties agree that Licensee shall own any and all Regulatory Materials for Licensed Products in the Territory. Without limiting the generality of the foregoing, Licensee shall use its Commercially Reasonable Efforts to prepare, obtain, and maintain Regulatory Approvals and Regulatory Filings for Licensed Products in the Field in the Territory. Licensor shall, and shall cause its Affiliates, and any of its and their sublicensees or subcontractors, at Licensor’s sole costs and expenses, (i) within thirty (30) days following the Effective Date, provide or make available to Licensee copies of all Regulatory Materials set forth in Schedule 2.3 (Regulatory Materials); and (ii) during the Term, promptly provide or make available to Licensee copies of all Regulatory Materials Controlled by Licensor, its Affiliates, and any of its and their sublicensees and subcontractors, that are related to any Licensed Product in the Territory, including but not limited to the CMC and non-clinical materials Controlled by Licensor or its Affiliates.
2.4
Improved Cell-Line and Cell Bank Building. As soon as reasonably practicable following the execution of this Agreement, the Parties agree to cooperate through the JSC to improve the cell-lines that are to be used for Manufacturing Licensed Products (the “Improved Cell Line”) by using the services of a mutually agreed upon CRO, the cost of which is estimated to be approximately $*** and which shall be borne equally by Licensor and Licensee, and for clarity, Licensee’s portion shall be paid through the Technology Transfer Pre-Paid Expenses payment. The Parties agree that upon completion by the CRO of such Improved Cell Line, the Parties shall cause the CRO to transfer seventy-five percent (75%) of the Improved Cell Line to Licensee and twenty-five percent (25%) of the Improved Cell Line to Licensor. In the event that the Licensor does not exercise the Opt-In Right during the Option Period, the Improved Cell Line in Licensor’s possession shall be returned to the Licensee. Further, upon completion of the Improved Cell Line, Licensor shall, and shall cause its Affiliates or Third Party service providers, to perform and complete the cell bank building in accordance with the specification, manner, and timeline set forth in the Development Plan. For clarity, the costs and expenses incurred by Licensor (including its Affiliates, its and their Third Parties service providers) in connection with the cell bank building are included in the upfront payment set forth in Section 4.1.2, and Licensee shall not be obliged to bear any other costs and expenses relating to such cell bank building.
2.5
Technology Transfer; Licensor Assistance. In order to enable Licensee to Manufacture Licensed Products, Licensor shall, and shall cause its Affiliates or subcontractors, (i) as soon as reasonably practicable, but not longer than 180 days following the Effective Date, with a possible additional thirty (30) days’ extension, disclose, make available, and transfer to Licensee or its Affiliates or a Third Party

Subcontractor designated by Licensee, (a) any and all Licensed Know-How (including materials, such as cell line, cell bank, manufacturing processes, quality control and reference standards, standard operating procedures and related reagents, documents, data and information) Controlled by Licensor or its Affiliates or its and their subcontractors that are necessary or reasonably useful in the Manufacture of Licensed Products, and (b) any Know-How included in the HCW9109 Technology (including materials, such as cell line, cell bank, manufacturing processes, quality control and reference standards, standard operating procedures and related reagents, documents, data and information) Controlled by Licensor or its Affiliates or its and their subcontractors that are necessary or reasonably useful to purify Licensed Products, ((a) and (b) are collectively referred to as (“Licensed Manufacturing Know-How”) that is existing as of the Effective Date and specified in Schedule 2.5 (Existing Manufacturing Know-How); and (ii) upon Licensee’s written request at any time during the Term, to disclose, make available, and transfer to Licensee or its Affiliates or a Third Party Subcontractor designated by Licensee, any and all Licensed Manufacturing Know-How that is Controlled and acquired by Licensor or its Affiliates or its and their subcontractors after the Effective Date. ((i) and (ii) are collectively referred to as the “Technology Transfer”).
2.5.1
As part of the Technology Transfer, (i) Licensor agrees to provide guidance, assistance, and trainings (both onsite and otherwise) to Licensee (or its Affiliates and its appointed Subcontractor) in order to enable Licensee (or its Affiliates and its appointed Subcontractor) to use the Licensed Manufacturing Know-How to Manufacture, or in establishing or procuring Third Party arrangements for obtaining, clinical or commercial supplies of Licensed Products (or any intermediate or component thereof); and (ii) Licensor shall, and shall cause its Affiliates and its and their subcontractors, to perform and complete the Technology Transfer, including a successful completion of a production batch between 2 and 5 L fermentation and downstream purification production batch, using the Improved Cell Line, along with the materials transferred by Licensor and/or procured by Licensee with Licensor’s approval (the “Production Batch”). The Licensed Products Manufactured from such a Production Batch will be tested in both the Licensee’s (or its CMO’s) and Licensor’s lab. Once the relevant Licensed Product meets the specifications reasonably discussed and agreed between the Parties, the Technology Transfer with respect to this Licensed Product will be deemed completed (the “Completion of Technology Transfer”). In addition, upon Licensee’s written request, Licensor shall provide, and shall cause its Affiliates, and its and their subcontractors to provide, Licensee as requested with reasonable additional post-transfer services (the “Post Transfer Services”), subject to Section 2.6.2 and Section 4.1.2.
2.5.2
For all activities or assistance provided by Licensor (including its Affiliates, its and their employees, subcontractors, or advisors) to Licensee and its Affiliates under this Section 2.6, (i) Licensee shall be responsible for only the Direct Costs and Out-of-Pocket Expenses incurred by or on behalf of Licensor, subject to Section 4.1. Licensee’s responsibility is limited to the fair market price for the services provided by Licensor; and (ii) unless otherwise set forth in this Section 2.6.2, Licensee will not reimburse Licensor (or its Affiliates or its or their Third Party service providers) and will not be responsible for, any other costs or expenses in relation to the Technology Transfer, including any personnel costs, consulting services, any past, current, or future costs incurred by Licensor, its Affiliates, or its and their Third Parties, whether direct or indirect. In the event the Parties determine the Technology Transfer requires a Third Party consultant, the JSC shall be responsible for identifying such consultant and Licensee may, at its sole discretion, enter into an appropriate agreement with such consultant.
2.6
CMC, Manufacturing and Supply.
2.6.1
CMC. The Parties acknowledge that the Licensed Manufacturing Know-How is currently on laboratory scale for research purposes which is not on an industrial scale or in GMP compliance. Licensee agrees to be responsible for the GMP-compliant CMC Development activities for Licensed Products after the Completion of Technology Transfer.

2.6.2
Manufacturing and Supply.
(a)
Following the Completion of Technology Transfer, subject to Licensor’s Opt-In Right, Manufacturing of Licensed Products shall be the sole right and responsibility of Licensee, and Licensor shall not manufacture Licensed Products on an industrial scale for any purposes without Licensee’s express prior written consent.
(b)
In the event that Licensee desires to purchase HCW11-006 Manufactured by Licensor’s CMO, upon Licensee’s written request, and subject to the approval of Licensor and Licensor’s CMO, Licensee may enter into a new agreement in relation to the supply of the HCW11-006 between Licensee or its Affiliates and such relevant CMO of Licensor (each, a “Licensee-CMO Agreement”).
(c)
Following the exercise of Licensor’s Opt-in Rights, if Licensor or Licensee or any of their respective Affiliates has entered into any agreement with its subcontractor for the Manufacture of the applicable Licensed Products, upon the other Party’s written request, the Parties will discuss in good faith entering into a supply agreement to allow the Party that has secure supply to provide Licensed Products to the other Party for clinical or commercial supplies of Licensed Products (or any intermediate or component thereof).
2.7
Licensee’s Obligations.
2.7.1
Development and Commercialization; Diligence Requirements. Licensee, by itself or through an Affiliate of Licensee or Sublicensee, shall use Commercially Reasonable Efforts to Develop and Commercialize Licensed Products in the Field in the Territory.
2.7.2
Development Plan; Reports.
(a)
Development Plan. Within 2 (two) months following the Effective Date, the Parties shall discuss in good faith and formulate an initial 3-year development plan (the “Development Plan”). Licensee shall prepare and provide updates to the Development Plan on or before mid-December of each Calendar Year, until such time that Licensed Product has obtained Marketing Approval with respect to one (1) Licensed Product. The JSC shall review and discuss such Development Plan from time to time, including any updates thereto, and may suggest revisions to such Development Plan or any updates. Licensee shall consider in good faith JSC’s proposed reasonable revisions to such Development Plan and incorporate those that, in Licensee’s good faith discretion, are commercially reasonable, provided however, Licensee has the sole power and authority to approve or amend the Development Plan. Each Party will carry out the activities assigned to it in accordance with the Development Plan, subject to compensation to Licensee for its activities upon mutual agreement between the Parties. For clarity, Parties acknowledge and agree that works in the Development Plan deal with forward-going uncertainties, therefore, updates and revisions of Development Plan form a part of the Development. Both Parties agree that Licensor shall not use the Development Plan and Reports that Licensor has reviewed as evidence of Licensee’s breach of this Agreement.
(b)
Development Reports. Within thirty (30) days following the end of each Calendar Quarter, until such time that Licensee obtained Marketing Approval with respect to one (1) Licensed Product, Licensee shall prepare and provide a written summary report (each, a “Quarterly Development Report”) to the JSC, setting forth in reasonable detail: (i) a summary of the work performed in accordance with the Development Plan for each Licensed Product; (ii) clinical trial updates and access to the clinical database, subject to restrictions that may be imposed by the Government Authorities, (including reports about standard clinical responses, enrollment, projected finish, response rate, duration of response), and (iii) a summary of the Regulatory Filings submitted to the applicable Regulatory Authority during the applicable preceding Calendar Quarter.
(c)
Other Reports. Licensee shall provide to Licensor with (i) Annual Progress Report (combined with the 4th Quarterly Progress Report for each Calendar Year) within sixty (60) days after the end of each Calendar Year; and (ii) Phase I Clinical Trial Final Medical Report within 120 days following the completion of the Phase I Clinical Trial. The Quarterly Development Report, the Annual Progress Report, and the Phase I Clinical Trial Final Medical Report shall be collectively referred to as the “Report”. For each of the Report set forth in this Section 2.7.2, Licensor shall have fifteen (15) days to provide comments on the Report. Failure to provide comments within the foregoing timeline will be deemed as no comments and approval of Licensor. For clarity, Licensee shall consider all comments of Licensor in good faith, taking into account the best interests of the Development, and/or Commercialization of Licensed Products, but has no obligation to accept any comments of Licensor.
(d)
Project Delay. If the Report indicates Significant Delays, (i) either Party may call a project review meeting (the “Project Review Meeting”) to be held at Licensee’s headquarter or business center near a clinical site. Each Party shall bear its own costs and expenses attending such Project Review Meeting; (ii) the relevant Subcontractor and principal investigator of Licensee carrying out the clinical trial for Licensed Products will attend the Project Review Meeting, if necessary; (iii) the Project Review Meeting will determine the cause of the delay, and find measures to correct the delay and to avoid further delays; (iv) the meeting minutes of the Project Review Meeting, containing the cause of delay and proposal for new measures shall be signed by each Party at the end of the meeting; (v) if the Parties cannot reach resolution for new measures, the opinion of the Subcontractor and principal investigator of Licensee shall prevail; and (vi) any new measures or resolution agreed by both Parties following the Project Review Meeting shall be implemented by the Parties immediately after the Project Review Meeting.
2.8
Joint Steering Committee and Development Plan.
2.8.1
Joint Steering Committee.
(a)
A “Joint Steering Committee” (the “JSC”) shall be established within thirty (30) days after the Effective Date of this Agreement. The JSC shall consist of six (6) members, with an equal number of individuals appointed by each of Licensor and Licensee and shall be co-chaired by an individual from each of Licensor and Licensee (each, a “Co-Chair”). The JSC shall be responsible for (i) reviewing and proposing revisions to the Development Plan in accordance with the terms herein and therein; (ii) overseeing the activities of the Parties as reported in the Report under this Agreement; (iii) coordination for resolving disputes and disagreements under this Agreement; (iv) establishing additional task forces or committees from time to time as needed to coordinate any Development activities between the Parties; and (v) undertaking or approving any other matters as are specifically provided for the JSC under this Agreement, each a “JSC Matter”. JSC will have no power or authority to (a) amend or contradict the terms of the Agreement; (b) substitute for either Party’s ability to exercise any rights or obligations set forth in this Agreement; (c) waive or determine either Party’s compliance with the terms and conditions of this Agreement; or (d) decide any issue for which this Agreement expressly requires a Party’s approval or consent.
(b)
The JSC will meet via teleconference or videoconference at least on a quarterly basis, and will hold meetings within one (1) week after Licensor receives the Quarterly Development Report from Licensee. Each Party, through its Co-Chair, will alternate responsibility for hosting JSC meetings and preparing written minutes of the meetings of the JSC and will provide the draft minutes to the JSC members for review no later than ten (10) Business Days after the date of the meeting to which the minutes pertain. Draft minutes will become final and deemed to be approved if the Parties do not provide any comments to the minutes within ten (10) Business Days of receipt by the JSC members (or such additional period of time as mutually agreed by the Parties). If a Party provides comments to the minutes within such period (or such additional period of time as mutually agreed by the Parties), the JSC members of each Party will discuss such comments in good faith to resolve any discrepancies within five (5) Business Days after receipt of such comments. If there are significant discrepancies between each Party’s meeting minutes, the Co-Chairs shall call each other to resolve the discrepancies. If the differences cannot be resolved, each Party shall send its written comments on the discrepancies to the other Party as a record. Each Party shall be responsible for all of its own expenses of participating in JSC meetings.
(c)
Decision Making. The JSC will determine, approve, or resolve JSC Matters by unanimous vote, with each Party’s representatives on the JSC collectively having one (1) vote. The Parties agree that in making decisions, the JSC shall take into consideration the maximum commercial potential of Licensed Products. If the JSC representatives of the Parties do not reach consensus as to a particular JSC Matter within fifteen (15) days after such matter is first presented to the JSC, then such disagreement shall be referred to the Chief Executive Officer of each Party (collectively, the “Executive Officers”) for resolution, who shall use good faith efforts to resolve such matter within ten (10) Business Days after it is referred to them and, if such matter is resolved by the Executive Officers, such resolution shall be implemented by and binding on the Parties. If the Executive Officers are unable to reach consensus on any such matter during such ten (10) Business Day period, then the Chief Executive Officer of Licensee shall have the right to make the final decision if such matter involves the Development, Manufacture, or Commercialization Licensed Products in the Territory, and to the extent that the Licensor exercises its Opt-In Right pursuant to Article 7, the Chief Executive Officer of Licensor shall have the right to make the final decision if such matter involves the Development, Manufacture, or Commercialization Licensed Products in the Opt-In Territory.
2.8.2
Non-attendance. If either Party’s representative does not present timely in the JSC meetings, or fails to respond to meeting invite, or fails to provide the meeting minutes (each, a “Non-Attendance”), and if such Non-Attendance becomes a pattern, each Party’s Chief Executive Officer shall call for a special meeting to address and resolve such Non-Attendance. If the issue still persists after the special meeting between the Parties’ Chief Executive Officers, it will be deemed as a material breach of this Agreement by such Non-Attendance Party.
2.9
Licensor Cooperation. During the Term, Licensor shall, and shall cause its Affiliates and its and their subcontractors, at its own costs and expenses, to respond, fully cooperate (or enter into a service contract if necessary) with Licensee in a timely manner to provide reasonable technical assistance, information, materials, and cooperations as reasonably requested by Licensee to facilitate the Licensee’s Development of Licensed Products in the Territory.
3.
LICENSE GRANTS
3.1
Licensor Exclusive License. Subject to Licensor’s Opt-In Right and subject to the terms and conditions of this Agreement, during the Term, Licensor, on behalf of itself and its Affiliates, hereby grants to Licensee an exclusive (even as to Licensor), royalty-bearing, transferable (pursuant to Section 14.1), and sublicensable (through multiple tiers) license under the Licensed Patent Rights to Develop, Manufacture, and Commercialize Licensed Products in the Field in the Territory. Notwithstanding the foregoing, Licensor hereby expressly retains all right, title, and interest in and to the Licensed Patent Rights to perform its obligations under this Agreement during the Term.
3.2
Exclusive Know How License. Subject to Licensor’s Opt-In Right and subject to the terms and conditions of this Agreement, during the Term, Licensor, on behalf of itself and its Affiliates, hereby grants to Licensee an exclusive (even as to Licensor), royalty-bearing, transferable (pursuant to Section

14.1), and sublicensable (through multiple tiers) license under the Licensed Know-How (including Licensed Manufacturing Know How) to Develop, Manufacture, and Commercialize Licensed Products in the Field in the Territory. Notwithstanding the foregoing, Licensor hereby expressly retains all right, title, and interest in and to the Licensed Know-How to perform its obligations under this Agreement during the Term.
3.3
Non-Exclusive License Under HCW9109 Technology. Subject to the terms and conditions of this Agreement, during the Term, Licensor, on behalf of itself and its Affiliates, hereby grants to Licensee a non-exclusive, royalty-free and fully paid-up, transferable (pursuant to Section 14.1), and sublicensable (through multiple tiers) license under the HCW9109 Technology to manufacture and use HCW9109 solely in Manufacturing Licensed Products in the Field in the Territory.
3.4
No Implied Licenses. Licensee acknowledges that the licenses granted under this Agreement are limited to the scope expressly granted, and all other rights under all Patents and Know-How Controlled by Licensor are expressly reserved. Where a license granted by one Party to the other Party under this Article 3 is for a particular purpose or with respect to a particular product, the granting Party retains all of its rights with respect to those intellectual property rights for those purposes not expressly licensed under this Agreement.
3.5
Sublicense Right.
3.5.1
Affiliates. Subject to the terms of Articles 7 and 8, Licensee may grant and authorize sublicenses of any of the rights granted to it by Licensor under Sections 3.1, 3.2 and 3.3 to any of its Affiliates, without the written consent of Licensor or its Affiliates, provided that such grant is only for the period that such Sublicensee remains an Affiliate of Licensee.
3.5.2
Third Parties. Subject to the terms of Articles 7 and 8, Licensee may enter into a sublicense with respect to the licenses set forth in Sections 3.1, 3.2 and 3.3 (each, a “Sublicense Agreement”) only with the prior written consent of Licensor, not to be unreasonably withheld, delayed, or conditioned, to a Third Party (on an arms’-length basis) that has the capability and resources necessary to carry out the obligations of Licensee under the terms of this Agreement. Unless otherwise agreed by Licensor, Licensee’s entering into a Sublicense Agreement shall not relieve Licensee of any of its obligations hereunder, and any act or omission by a Sublicensee that would constitute a breach of this Agreement if performed or omitted by Licensee shall constitute a breach by Licensee of this Agreement. Without limiting the generality of the foregoing, the terms of any Sublicense Agreement shall not substantially contradict the terms of this Agreement and shall include or otherwise substantively incorporate all terms and conditions of this Agreement to which Sublicensees are required to be subject. In addition, each Sublicense Agreement shall provide that Licensor is a third-party beneficiary of the Sublicense Agreement who is able to enforce the rights of Licensee.
3.5.3
Licensor Consent. In the event Licensee desires to enter into a Sublicense Agreement under Section 3.5.2, Licensee shall provide Licensor with a written request, which shall include all of the proposed terms of the Sublicense Agreement and information regarding the proposed Sublicensee reasonably sufficient for Licensor to determine the proposed Sublicensee’s capability to perform under the proposed Sublicense Agreement (the “Sublicense Request”). Licensor shall respond with its consent or non-consent (not to be unreasonably withheld, delayed, or conditioned) decision within sixty (60) days of Licensor’s receipt of the Sublicense Request from Licensee. Failure to respond within such time limit will be deemed as consented by Licensor. Unreasonable non-consent by Licensor shall be deemed a material breach to this Agreement. For clarity, Licensor shall consent to a Sublicense Request unless it reasonably believes, with actual, credible, and sufficient evidence, that the proposed Sublicensee is less capable than Licensee in performing under this Agreement or will likely breach the terms of this Agreement.

Notwithstanding anything to the contrary, Licensor hereby consents to any Third Party Sublicensees set forth on Schedule 3.5.3. Licensee shall provide Licensor with an executed copy of each such Sublicense Agreement and any amendments thereto within thirty (30) days of execution thereof by Licensee and the applicable Sublicensee, provided that Licensee will be permitted to redact commercially sensitive terms to the extent such terms are not necessary for Licensor to confirm compliance with this Agreement (including confirming accuracy of amounts payable).
3.6
Development of Bladder Oncology Indications.
3.6.1
Licensee agrees that bladder cancer shall be the first indication for the Development of HCW11-006 in the Field in the Territory. During the Term, Licensor shall not, and shall procure its Affiliates shall not, whether itself or through a Third Party (including through the grant of rights to a Third Party), Develop, Manufacture, or Commercialize any Competing Product anywhere in the world for bladder cancer prior to a Major Transaction.
3.6.2
Any breach by Licensor of this Section 3.6 shall constitute a material breach of this Agreement.
4.
PAYMENTS
4.1
Up-Front Payment.
4.1.1
In consideration for the licenses granted hereunder and services or assistance performed hereunder, Licensee shall pay to Licensor one-time up-front payments in the total amount of *** (U.S. $***) as follows: (i) within ninety (90) days upon the Effective Date after Licensee’s receipt of invoice from Licensor, *** (U.S. $***) (which amount includes *** (U.S. $***, estimated net of $*** after China VAT and WHT taxes) non-refundable pre-paid expenses (the “Technology Transfer Pre-Paid Expenses”) covering the Technology Transfer set forth in Section 2.6, provided, however, if Licensee cannot make payment within such ninety (90) days period, Licensor agrees to provide an additional thirty (30) days’ extension, and (ii) within thirty (30) days following Completion of Technology Transfer set forth in Section 2.6.1 after Licensee’s receipt of invoice from Licensor, *** (U.S. $***). For clarity, the Parties agree that (a) U.S. $*** of the foregoing one-time license fees paid or payable are consideration, satisfactory to Licensor, covering the licenses to the Licensed IP and the non-exclusive license to the HCW9109 Technology, and the performance and completion of cell bank building for the Licensed Product set forth under Section 2.4; and (b) the Technology Transfer Pre-Paid Expenses (together with the Approved Expenses under Section 4.1.2, if any) shall represent the entire and only sums payable by Licensee to Licensor in consideration for all activities required to be undertaken by or on behalf of Licensor under Article 2 in relation to the Technology Transfer and Licensee’s portion of the outside service costs for the Development of the Improved Cell Line. For clarity, Licensor shall be solely responsible to bear its own ratio of costs and expenses in connection with the Development of the Improved Cell Line, pursuant to Section 2.4. Other than the Technology Transfer Pre-Paid Expenses (including the Licensee’s portion of the Development of the Improved Cell Line under Section 2.4 to be paid through the Technology Transfer Pre-Paid Expenses, and the Approved Expenses (as defined in Section 4.1.2), Licensee is not responsible for any other re-imbursements, costs, or expenses, whether direct or indirect, to Licensor in relation to the Development or Manufacture of the Licensed Products in the Territory, including any past, current, or future CAPEX, R&D, Manufacturing and/or legal expenses relating thereto. For clarity, Licensee will assist Licensor in return of China WHT taxes amounting to an estimated 10% of the upfront payments, or $*** for the initial upfront payments.
4.1.2
Subject to the terms under Section 4.1.1, within [ten (10) days] after the end of each Calendar Quarter during which Licensor incurred any costs or expenses during performance of activities in relation to the Technology Transfer (including any Post Transfer Services) and Development of the Improved Cell Line, Licensor shall submit to Licensee effective invoice and reconciliation in sufficient detail reasonably satisfactory to Licensee, including calculation of the Direct Costs and details of Out-of-Pocket Expenses, for all such costs incurred by or on behalf of Licensor in performing its activities in relation to the Technology Transfer (including any Post Transfer Services) and Development of the Improved Cell Line under Article 2 during such Calendar Quarter. Licensee shall have the right to request, and Licensor shall timely provide, reasonable additional information related to such costs, including documentation of Out-of-Pocket Expenses and FTE records. Licensee will either approve such expenses (each, an “Approved Expenses”) or notify Licensor of its intention to dispute such expenses in writing no later than fifteen (15) Business Days after its receipt of such invoice or document; provided that the only ground for non-approval is if the description of activities in the invoice is not consistent with the activities undertaken by Licensor in relation to the Technology Transfer (including any Post Transfer Services) or Development of the Improved Cell Line. In the event that the U.S $*** Technology Transfer Pre-Paid Expenses amount is less than the Approved Expenses, Licensee will pay Licensor the shortfall within ninety (90) days following the approval of the Approved Expenses, and in the event that the Technology Transfer Pre-Paid Expenses amount is greater than the Approved Expenses, Licensor shall retain such excess amount and shall apply the excess amount to future services (including the Post Transfer Services, if applicable) provided by Licensor to Licensee. For clarity, the Parties acknowledge and agree that the Technology Pre-Paid Expenses amount shall only be applied to amounts actually incurred by Licensor as additional expenses directly related to the Technology Transfer and that Licensee shall be responsible for Licensee’s own expense for the Technology Transfer, including trial batches, tests, optimization and validation, etc.
4.2
Milestone Payments for Licensed Products. Licensee will notify Licensor within thirty (30) days upon the first occurrence of any milestone event set forth below is achieved with respect to a Licensed Product. For each such milestone event that occurs, Licensee will make the corresponding one-time payment set forth below to Licensor within thirty (30) days after Licensee’s receipt of invoice from Licensor for such milestone payment:
4.2.1
*** (U.S. $***) upon Commencement of the first Phase I Clinical Trial in the Field for the Licensed Product;
4.2.2
*** (U.S. $***) upon Commencement of the first Phase II Clinical Trial in the Field for the Licensed Product;
4.2.3
*** (U.S. $***) upon Commencement of the first Phase III Clinical Trial in the Field for the Licensed Product; and
4.2.4
*** (U.S. $***) upon receipt of the first Marketing Approval in the Field for the Licensed Product anywhere in the Territory.
4.3
Royalties. In consideration for the rights granted hereunder, in each Calendar Quarter in any jurisdiction in the Territory, Licensee shall pay to Licensor on a Licensed Product-by-Licensed Product and jurisdiction-by-jurisdiction basis an amount equal to *** percent (**%) on Net Sales of Licensed Products sold in the Territory by or on behalf of Licensee, its Affiliates, or its Sublicensees during the applicable Royalty Term.
4.4
Royalty Term. Royalties will be paid on a Licensed Product-by-Licensed Product and jurisdiction-by-jurisdiction basis, beginning with the First Commercial Sale of a Licensed Product in a jurisdiction and ending on the first date of (i) expiration of the last-to-expire Valid Patent Claim of a Licensed Patent Right, which Valid Patent Claim Covers the Licensed Product in such jurisdiction (the “Royalty Term”), or (ii) a Biosimilar Drug to a Licensed Product is sold in such jurisdiction in the Territory.

4.5
Royalty Reduction.
4.5.1
Royalty adjustment for third party-license agreements. If Licensee (or its Affiliate or Sublicensee, as applicable) reasonably determines that it is necessary to obtain one or more licenses under any Patents or Know-How of any Third Party for the Development, Manufacture, or Commercialization of a Licensed Product (each, a “Third Party License”), Licensee shall send a written notice to Licensor, and Licensor shall have the first right (but not the obligation) to negotiate and obtain any such license. If Licensor fails to negotiate such license within ninety (90) days upon receipt of Licensee’s written notice that a Third Party License is necessary, Licensee may negotiate and obtain any such Third Party License. Licensee shall have the right to deduct fifty percent (50%) of the royalties, milestones, and other payments actually paid to such Third Party(ies) under such Third Party License(s) by Licensee (or by such Affiliate or Sublicensee, as applicable) with respect to sales of such Licensed Product in a Calendar Quarter from the royalty payments payable by Licensee to Licensor with respect to Net Sales of such Licensed Product in such Calendar Quarter, subject to Section 4.5.2.
4.5.2
Royalty Reduction Cap. Notwithstanding anything in Section 4.5.1 to the contrary, in no case shall the royalties payable by Licensee to Licensor under Section 4.5.1 with respect to Net Sales of the Licensed Product in such jurisdiction be reduced by more than an aggregate of fifty percent (50%) in any Calendar Quarter as a result of any and all reductions or offsets under Section 4.5.1. Any portion of the Third Party License payments payable to such Third Party with respect to the Licensed Product in such jurisdiction under Section 4.5.1 that Licensee would, but for the foregoing limitation on royalty reductions, be entitled to deduct under Section 4.5.1 shall be carried over and applied against royalties payable to Licensor in respect of such Licensed Product in such jurisdiction in subsequent Calendar Quarters if the same can be accomplished without exceeding the fifty percent (50%) limitation as set forth above.
4.6
Expiration of Royalty Term. Upon the expiration of the Royalty Term with respect to a Licensed Product in a jurisdiction, Licensor hereby grants to Licensee a perpetual, irrevocable, exclusive, fully-paid, and royalty-free right and license, with the right to grant sublicenses through multiple tiers, under the Licensed IP to Develop, Manufacture, and Commercialize such Licensed Product in the Field in such jurisdiction in the Territory.
4.7
Timing of Royalty Payments. All royalty payments due under this Article 4 shall be paid in quarterly installments and be paid within thirty (30) upon Licensee’s receipt of invoice from Licensor following the end of each Calendar Quarter in which royalties are applicable.
4.8
No Deductions from Payments. Licensee is solely responsible for payment of any fee, royalty, or other payment due to any Third Party in connection with the Development, Manufacture, and Commercialization of a Licensed Product in the Territory, and Licensee shall not have the right to set off any amounts paid to such Third Party, including fee, royalty or other payment, against any amount payable to Licensor hereunder, subject to Section 4.5. Notwithstanding the foregoing, at the end of each Calendar Year, to the extent that Licensee, after review of its auditor’s report: identifies that (i) there is an underpayment of royalties by Licensee for that Calendar Year, Licensee shall pay to Licensor the full amount of that uncontested underpayment in the next invoice for which the royalty payments are due, or (ii) there is an overpayment by Licensee for the period in question, then Licensee is entitled to credit it against future payments (such credit equal to the full amount of that overpayment), or, if Licensee is not obligated to make any future payments, then Licensor shall pay to Licensee the full amount of that overpayment.
4.9
Single Royalty. Notwithstanding anything herein to the contrary, with respect to any Licensed Product, only a single royalty payment shall be due and payable, regardless if such Licensed

Product is covered by more than one Valid Patent Claim or its distribution involves more than one jurisdiction.
4.10
Clearance by Regulatory Authority. Licensor acknowledges that payments payable by Licensee is subject to clearance of the applicable Government Authority in the PRC (including but not limited to the PRC State Administration of Foreign Exchange, its designated local branches and the relevant local banks, each a “Payment Clearance Authority”), and Licensee has no control over the relevant Payment Clearance Authority to process the payments. To the extent that the payment obligations of Licensee is delayed or prevented by reasons of the relevant Payment Clearance Authority, it shall not be considered as a breach by Licensee of its payment obligations, and such late in payments shall not trigger late payment interests set forth in Section 5.2.3. Licensee will exercise all Commercially Reasonable Efforts to facilitate the payment clearance by the relevant Payment Clearance Authority, and Licensor shall provide full and timely assistance or documents reasonably required by Licensee and the relevant Payment Clearance Authority to facilitate such payment clearance.
4.11
China Transactions, Sublicensing Revenue. Subject to Licensor’s prior written consent (not to be unreasonably withheld, delayed, or conditioned, and subject to Sections 3.5.2 and 3.5.3 in relation to providing Licensor’s consent), if Licensee, directly or indirectly, grants an exclusive sublicense in accordance with Section 3.4 to a Third Party that would permit such Third Party to assume exclusive rights to Develop, Manufacture, and Commercialize the Licensed Products in the China Market (the “China Transaction”), Licensee shall pay Licensor the following amounts upon receipt of Sublicensing Revenues, subject to Section 4.12:
4.11.1
In the event the royalty rate or milestone payment amount under the China Transaction is equal to or greater than the royalty rate or milestone payment amount set forth in Section 4.2 and Section 4.3 with respect to Licensed Products in this Agreement, *** (***) of Sublicensing Revenue, and Licensee’s milestone payment obligations and royalty payment obligations under this Agreement remain intact;
4.11.2
In the event the royalty rate or milestone payment amount under the China Transaction is lower than the royalty rate or milestone payment amount set forth in Section 4.3 and Section 4.3 with respect to Licensed Products in the Territory, *** (***) of Sublicensing Revenue. In such case, Licensee’s payment obligations with respect to royalty payments and milestone payments under Section 4.2 and Section 4.3 shall be limited and adjusted to the relevant royalty rate and/or milestone payment amount agreed under the relevant exclusive Sublicense Agreement in the jurisdiction set forth in such Sublicense Agreement; and
4.11.3
In the event the royalty rate and milestone payment amount under the exclusive Sublicense Agreement are waived in entirety, *** (***) of the Sublicensing Revenue. In such case, Licensee’s payment obligations with respect to milestone payments and royalty payments under Section 4.2 and Section 4.3 shall be released, waived, and discharged from the effective date of such exclusive Sublicense Agreement in the jurisdiction set forth therein.

For clarity, Licensor acknowledges and agrees that any changes in payment terms pursuant to this Section4.11 are the result of the China Transaction, not that of Licensor’s exercise of Opt-In Right. This Section 4.11 shall not apply to (i) any assignment or transfer of this Agreement (including any assignment or transfer of this Agreement in connection with a Change of Control) pursuant to Section 14.1; or (ii) a Major Transaction.

4.12
Timing of Sublicensing Revenue Payment. Within thirty (30) days upon Licensee’s receipt of the relevant payments from its Third Party Sublicensee under the relevant China Transaction, Licensee will provide Licensor a report specifying, (i) the gross amount Licensee received from its Third Party Sublicensee under the relevant China Transaction; (ii) the relevant deductions Licensee is entitled to make pursuant to this Agreement; and (iii) the relevant amount payable to Licensor with respect to such Sublicensing Revenue pursuant to Section 14.11. Licensee will make the corresponding payments to Licensor within sixty (60) days after Licensee’s receipt of invoice from Licensor for such Sublicensing Revenues.
5.
REPORTS, AUDITS AND FINANCIAL TERMS
5.1
Royalty Reports. Within thirty (30) after the end of each first, second, and third Calendar Quarter, or within sixty (60) days after the fourth Quarter, in which a royalty payment under Article 4 is required to be made, Licensee shall send to Licensor a report of Net Sales of the Licensed Products for which a royalty is due, which report sets forth for such Calendar Quarter the following information: (i) total Net Sales of all Licensed Products sold in the Territory during such Calendar Quarter, (ii) Net Sales on a jurisdiction-by-jurisdiction basis, (iii) the exchange rate used to convert Net Sales from the currency in which they are earned to United States dollars pursuant to Section 5.2.1; and (iv) the total royalty payments due (collectively, the “Quarterly Report”). No later than thirty (30) days prior to the end of the then-current Calendar Quarter, Licensee shall also provide a good faith estimate of the information to be provided in the Quarterly Report. On a quarterly basis within thirty (30) days after the end of each Calendar Quarter, Licensee shall provide a good faith estimate of Net Sales for such period.
5.2
Additional Financial terms.
5.2.1
Currency. All payments to be made under this Agreement shall be made in United States dollars, unless expressly specified to the contrary herein. Amounts invoiced in a currency other than dollars must be expressed in the United States dollar equivalent as well as any local currency. Net Sales outside of the United States shall be first determined in the currency in which they are earned and shall then be converted into an amount in United States dollars. For clarity, (i) the currency conversions for royalty payments under Section 4.3 shall use the mid-point between buy and sell rate reported by Reuters, Ltd. on the last Business Day of the Calendar Quarter for which such payment is being determined; and (ii) the currency conversions for other payments shall use the mid-point between buy and sell rate reported by Reuters, Ltd. on the date of invoice for the relevant payment.
5.2.2
Withholding of Taxes. Each Party may withhold from payments due to the other Party amounts for payment of any withholding tax that is required by Applicable Laws to be paid to any taxing authority with respect to such payments. The Party withholding the tax shall provide to the other Party all relevant documents and correspondence, and shall also provide to the Party from whose payment that tax was withheld any other cooperation or assistance on a reasonable basis as may be necessary to enable that Party subject to withholding to claim exemption from such withholding taxes and to receive a full refund of such withholding tax or claim a foreign tax credit. The Party withholding the tax shall give proper evidence from time to time as to the payment of such tax. The Parties shall cooperate with each other in seeking deductions under any double taxation or other similar treaty or agreement from time to time in force. Such cooperation may include Licensor making payments from a single source in the U.S., where possible. To the extent that amounts are paid over to the appropriate Government Authority, such amounts shall be treated as having been paid to Licensor for all purposes of this Agreement.
5.2.3
Late Payments. Subject to Section 4.10, any undisputed amounts not paid within sixty (60) days after the date due under this Agreement are subject to interest from the date due through and including the date upon which payment is received. Interest is calculated, over the period between the date due and the date paid, at a rate equal to one and one-half percentage point (1.5%) over the “bank prime loan” rate, as such rate is published in the U.S. Federal Reserve Bulletin H.15 or successor thereto on the last Business Day of the applicable Calendar Quarter prior to the date on which such payment is due.
5.3
Accounts and Audit.
5.3.1
Records. Licensee shall keep full, true, and accurate books of account containing the particulars of Net Sales and the calculation of royalties. Licensee shall keep such books of account and the supporting data and other records at its principal place of business. Such books and records must be maintained available for examination in accordance with this Section for three (3) Calendar Years after the end of the Calendar Year to which they pertain, and otherwise as reasonably required to comply with IFRS or GAAP. Licensor shall keep full, true, and accurate books of account containing the particulars of Technology Transfer Pre-Paid Expenses and any Approved Expenses. Licensor shall keep such books of account and the supporting data and other records at its principal place of business. Such books and records must be maintained available for examination in accordance with this Section for three (3) Calendar Years after the end of the Calendar Year to which they pertain, and otherwise as reasonably required to comply with IFRS or GAAP.
5.3.2
Appointment of Auditor. Either Party may, at its own costs and expenses, appoint an internationally recognized independent accounting firm reasonably acceptable to the other Party to inspect the relevant books of account of the other Party to verify any reports or statements provided, or amounts paid or invoiced (as appropriate), by such Party. The independent accounting firm (and any individuals, if applicable) appointed to perform the examination under this Agreement must execute a confidential disclosure agreement with the audited Party, or otherwise be subject to terms governing non-use and non-disclosure of information that audited Party has agreed in writing are acceptable.
5.3.3
Procedures for Audit. The auditing Party may exercise its right to have the audited Party’s relevant records examined no more than once in any consecutive four (4) Calendar Quarter period. The audited Party is required to make its records available for inspection only during regular business hours, only at such place or places where such records are customarily kept, and only upon receipt of at least thirty (30) days written advance notice from the auditing Party.
5.3.4
Audit Report. The independent accountant will be instructed to provide to the auditing Party an audit report containing its conclusions regarding the audit, and specifying whether the amounts paid were correct, and, if incorrect, the amount of any underpayment or overpayment.
5.3.5
Underpayment and Overpayment. After review of the auditor’s report: (i) if there is an uncontested underpayment by the audited Party for the period in question, then the audited Party shall pay to the auditing Party the full amount of that uncontested underpayment, or (ii) if there is an uncontested overpayment by the audited Party for the period in question, then the auditing Party shall provide to the audited Party a credit against future payments (such credit equal to the full amount of that overpayment), or, if the audited Party is not obligated to make any future payments, then the auditing Party shall pay to the audited Party the full amount of that overpayment. Contested amounts are subject to dispute resolution under Article 13. If the total amount of any underpayment (as agreed to by the audited Party or as determined under Article 13) exceeds ten percent (10%) of the amount previously paid by the audited Party for the period subject to audit, then the audited Party shall pay the reasonable costs for the audit. The full amount of any underpayment by the audited Party determined to be payable to the auditing Party pursuant to this Section 5.3.5 shall accrue interest calculated in accordance with Section 5.2.3.

6.
INTELLECTUAL PROPERTY; PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT
6.1
Improvements; Ownership. Each Party agrees to promptly disclose to the other Party Improvements made by or on behalf of such Party, acting alone, or jointly with the other Party or with a Third Party. Licensee agrees that any and all Licensee Improvements shall be the sole property of Licensor and Licensee hereby assigns, as of the time of creation or discovery, to the Licensor all rights, title, and interest in and to Licensee Improvements that Licensee may have or acquire in Licensee Improvements. Any Licensed Improvements will be included within the Licensed Patent Rights and/or the Licensed Know-How which are hereby licensed to Licensee pursuant to Article 3.
6.2
Patent Prosecution, Maintenance and Enforcement.
6.2.1
Licensed Patent Rights. Licensor will be solely responsible and will have sole discretion, using in-house counsel or outside patent counsel reasonably selected by Licensor, for the preparation, filing, prosecution, and maintenance of Licensed Patent Rights at its sole expense and shall, further, provide Licensee with semi-annual update on the filing and prosecution status of Patents within the Licensed Patent Rights (such update to include application serial numbers for pending applications and patent numbers for granted patents). Licensor shall provide Licensee with copies of material communications, filing and submissions proposed to be sent to any patent office with respect to Licensed Patent Rights before they are filed. Licensor will use Commercially Reasonable Efforts to maintain any Patent within the Licensed Patent Rights; provided that to the extent Licensor is unable to provide such maintenance, Licensor shall promptly inform Licensee as such and Licensee shall have the right (but not the obligation), in its sole discretion and at its cost, to provide such maintenance.
6.2.2
Enforcement. Each Party shall promptly notify the other in the event it becomes aware of any actual or probable infringement of any Licensed Patent Right. As between the Parties, Licensor may, in its sole discretion and at its sole expense, take action against any alleged infringer or in defense of any Third Party claim regarding the enforceability or validity of any such Licensed Patent Rights. Licensee shall have the right, at its own expense, to be represented in any such action solely in the Territory by counsel of its own choice. In the event that Licensor declines within two (2) months of notification of such alleged infringement to either (i) take action against such alleged infringement (e.g., by settlement) or (ii) initiate and thereafter maintain legal proceedings against the alleged infringer, Licensee, at its option, may initiate such proceedings in its Territory, which, to clarify, shall not include the Opt-In Territory in the event Licensor exercises the Opt-In Right. Any recovery obtained by either Party as the result of legal proceedings initiated and paid for such Party pursuant to this Section 6.2.2 shall be allocated as follows: (i) as reimbursement of all otherwise unreimbursed legal fees and expenses incurred by either Licensor or Licensee, (ii) the party initiating the legal action shall retain twenty percent (20%) of the net recovery, and (iii) the remaining eighty percent (80%) of the amount of such net recovery shall be allocated to Licensee as Net Sales in the Calendar Quarter in which such recovery was received and such Net Sales amount shall be subject to royalty payment obligations under Section 4.3. However, if Licensor has exercised its Opt-In provision and the legal proceeding concerns Licensor’s Opt-In Territory, then (iii) shall read: (iii) the remaining eighty percent (80%) of the amount of such net recovery shall be allocated to Licensor.
6.2.3
Cooperation. Each Party shall fully cooperate with, and supply all reasonable assistance requested by, the other Party, in the prosecution, maintenance, procurement of patent term extensions, defense, and enforcement of the Licensed Patent Rights as provided hereunder.
6.3
Trademarks. Licensee shall be responsible for the selection, registration, maintenance, and defense of all Trademarks for use in connection with the Commercialization of Licensed Products in the Field in the Territory (the “Licensee Marks”), as well as all expenses associated therewith; provided, however, that in the event the Opt-In Right is exercised, Licensor shall be responsible for the selection, registration, maintenance, and defense of all and defense of all trademarks for use in connection with the sale or marketing of Licensed Products in the Field in the Opt-In Territory (“Licensor Marks”) for use in connection with the sale or marketing of Licensed Products in the Field in the Opt-In Territory. All uses of the Licensee Marks or the Licensor Marks, as the case may be, shall comply with all Applicable Laws (including those laws and regulations particularly applying to the proper use and designation of trademarks in the Territory (or the Opt-In Territory, if applicable)). Neither Party shall, without the other Party’s prior written consent, use any trademarks or house marks of the other Party in connection with the Commercialization of Licensed Products under this Agreement. Licensee shall own all Licensee Marks and Licensor shall own all Licensor Marks.
6.4
Challenge to Licensed Patent Rights Licensed by Licensee. In the event Licensee, an Affiliate of Licensee, a Sublicensee, or an Affiliate of a Sublicensee initiates any Challenge, or assists or cooperates with a Third Party in the initiation or assertion of a Challenge, then the milestone payments and the royalty rates set forth for Net Sales and Sublicensing Revenues under Article 4, shall be automatically increased by five percent (5%) on and after the date of such Challenge for the remaining Royalty Term. Moreover, once initiated, Licensee shall pay all costs and expenses (including actual attorneys’ fees) incurred by Licensor in connection with defending a Challenge. Notwithstanding the foregoing, the terms of this Section 6.3 shall not apply in any particular jurisdiction to the extent they are prohibited by Applicable Law in such jurisdiction.
7.
LICENSOR OPT-IN RIGHT
7.1
Opt-In Right. Subject to the terms of this Agreement (including Section 3.5), Licensor shall have the option during the Option Period to assume all control and responsibility for the Development, Manufacture, and Commercialization of Licensed Products in the Opt-In Territory and the exclusive (even with respect to Licensee) right to Develop, Manufacture, and Commercialize Licensed Products in the Field in the Opt-In Territory (the “Opt-In Right”).
7.2
Exercise of Opt-In Right. Licensor may, but shall not be obligated to, exercise its Opt-In Right during the Option Period by providing written notice to Licensee of such exercise in accordance with Section 14.8 (“Opt-In Notice”), and, subject to the terms of this Agreement (including Section 3.5), such exercise shall be effective as of the date of the delivery of the notice in accordance with Section 14.8 (“Option Effective Date”). After the lapse of the Option Period without an Opt-in Notice, Licensor is deemed to waive the Opt-In Right. During the Option Period, Licensor may request, and Licensee shall supply, to the extent it is reasonably available, within thirty (30) days of the date requested by Licensor the Opt-In Information..
7.3
Effect of Exercised Opt-In Right. If Licensor exercises its Opt-In Right, the Parties will meet to coordinate the appropriate transfer and terms related to Licensor assuming Development, Manufacture, and Commercialization in the Opt-In Territory, including negotiation of terms consistent with this Agreement regarding Licensor’s activities with respect to the Opt-In Territory (the “Option Agreement”). Subject to the terms under the Option Agreement and this Section 7.5.3, Licensee shall share with Licensor all Regulatory Material and other information Licensor may reasonably request to facilitate the Development, Manufacture, and Commercialization in the Opt-In Territory. The Parties agree that the following terms shall apply as of the Option Effective Date and be incorporated by reference into the Option Agreement:
7.4
Royalty Adjustment. As consideration for the exercise of the Opt-In Right, the Parties agree that, from and after the Option Effective Date, any and all amounts and consideration (including, without limitation, any royalty payments on Net Sales, and milestone payments (whether with respect to development or commercial milestones)) in the European Market that are payable to Licensor, will be waived on for such market.
7.5
Development, Manufacture, and Commercialization in the Opt-In Territory.
7.5.1
Exclusive Right. Licensor shall have the sole right and responsibility for the Development, Manufacture, and Commercialization of Licensed Products in the Field in the Opt-In Territory in the same manner as applicable to Licensee set forth in Article 2. Upon the Option Effective Date, Licensee (and its Affiliates or Sublicensees) shall be waived, released, and discharged from any and all payment obligations to Licensor arising from and after the Option Effective Date with respect to the Development, Manufacture, and Commercialization of the Licensed Product in the Opt-In Territory, including any milestone payments and royalty payments.
7.5.2
Licenses. The licenses granted to Licensee in Article 3 with respect to the Opt-In Territory shall terminate, unless otherwise required to be retained by Licensee to perform its obligations under this Agreement. Licensee shall have no further rights or obligations with respect to the Development, Manufacture, or Commercialization of Licensed Products in the Opt-In Territory, unless otherwise specified in this Agreement.
7.5.3
Right of Reference and Use. The Parties will conduct a joint multi-regional Phase II Clinical Trial in the China Market and the Opt-In Territory with respect to Licensed Products for the indication of bladder cancer (the “MRCT”). Without any additional consideration to Licensor, Licensor will grant to Licensee, its Affiliates, and its Sublicensees a Right of Reference and Use, as that term is defined in 21 C.F.R. § 314.3(b) and any foreign counterpart to such regulation, under any and all Regulatory Materials of Licensor or its Affiliates in the Opt-In Territory to the extent necessary or reasonably useful for Licensee to Develop, Manufacture, or Commercialize Licensed Products in the Field in the Territory. Without any additional consideration to Licensee, Licensee will grant to Licensor, its Affiliates, and its sublicensees a Right of Reference and Use, as that term is defined in 21 C.F.R. § 314.3(b) and any foreign counterpart to such regulation, under any and all Regulatory Materials of Licensee and its Affiliates in the Territory to the extent necessary or reasonably useful for Licensor to Develop, Manufacture, or Commercialize Licensed Products in the Field in the Opt-In Territory. To the extent that Parties mutually agree that it is not practical to conduct the MRCT, the Parties will conduct relevant Phase II Clinical Trials separately in the relevant jurisdiction.
7.5.4
Costs. Licensor shall bear all costs and expenses incurred by or on behalf of Licensor after the Option Effective Date associated with the Development, Manufacture, and Commercialization activities with respect to any Licensed Products in the Field in the Opt-In Territory. To the extent that Licensor requires, and if Licensee agrees to provide, any assistance or support from Licensee with respect to the Development, Manufacture, or Commercialization of Licensed Products in the Opt-In Territory, Licensor shall reimburse Licensee for costs and expenses incurred in connection with such assistance and support, in the amount to be discussed in good faith and agreed between the Parties in writing. For clarity, Licensor shall not reimburse Licensee for past expenses with respect to the Licensed Products incurred by Licensee prior to the Option Effective Date in the Opt-in Territory.
7.5.5
Control of Marketing Approval. In furtherance of Section 7.5.1, Licensor shall be solely responsible for preparing, obtaining, and maintaining Regulatory Approvals and Regulatory Filings for Licensed Products in the Field in the Opt-In Territory.
7.5.6
Technology Transfer. Within thirty (30) days following the Option Effective Date, upon written request of Licensor, Licensee shall transfer to Licensor in the same manner as provided in Section 2.5 to Licensor or Licensor’s designated CMO the Licensed Manufacturing Know-How for the sole purpose of Manufacturing Licensed Products in the Opt-In Territory. Licensor shall be responsible for paying the direct technology transfer costs for such transfer, including direct material costs and direct travel costs related to the transfer, and direct CMO billing for the transfer, and out-of-pocket expenses; provided, however, that the direct technology transfer costs shall not include Licensee’s personnel costs, past research and Development or Manufacturing costs, or other indirect costs of Licensee.
7.5.7
Development Plan and Joint Steering Committee. Following the Opt-In exercise, the terms set forth in Article 2 regarding Development Plan and the coordination of Licensor’s and Licensee’s Development and Commercialization activities through the JSC shall apply in the same fashion (mutatis mutandis) to Licensor with respect to the Opt-In Territory, including but not limited to, Development Plan activities by Licensor in the Opt-In Territory, progress reporting, conducting project review meetings, Licensor providing to Licensee relevant Report in the same timely fashion set forth in Section 2.8.
7.5.8
Manufacturing of HCW11-006. Following the Opt-In exercise, Licensor shall have the right to Manufacture Licensed Products for supply only to the Opt-In Territory (including in two or more manufacturing sites in the Opt-In Territory); provided, however, any modification to CMC Development process shall be submitted to and approved by JSC before implementing in the Opt-In Territory. For clarity, Parties agree that manufacturing process at different sites shall remain unified. If the HCW11-006 manufacturing process is modified or optimized by Licensee during the Development and Manufacture of Licensed Products in the Territory, Licensor shall adopt such modifications and optimizations for the Manufacturing of Licensed Products for the clinical development in the Opt-In Territory.
7.5.9
Bladder Cancer Indication. Licensor agrees that bladder cancer shall be the first indication for Licensed Products in the Opt-In Territory, unless the Parties expressly agree otherwise.
7.5.10
Priority and HCW9206. Licensor undertakes to place Development of HCW11-006 in the Opt-In Territory amongst the highest priorities in its product pipeline. Section 3.5 shall continue apply to Licensor in the Opt-In Territory. Likewise, Licensee undertakes to place Development of 11-006 amongst the highest priorities in its product pipeline.
8.
MAJOR TRANSACTION AND DRAG-ALONG
8.1
Major-Transaction Application and Definition. This Article 8 shall apply to the Parties after Licensor exercises its Opt-In Right. For purposes hereof, “Major Transaction” shall mean, if undertaken by either Party, the exclusive license, or the assignment of this Agreement, or the sale or transfer of a Party’s business (by sale of assets, sale of stock, merger or other similar transaction), that is intended to or would permit a Third Party to assume exclusive rights to Develop, Manufacture, and Commercialize the Licensed Products in (i) both (a) the European Market, and (b) the Opt-In Territory; or (ii) all of the World Markets (excluding the China Market). For clarity, any “Major Transaction” shall not include any transaction in the China Market.
8.2
Actions to be Taken.
8.2.1
If either Party (the “Major Transaction Triggering Party”) desires to seek to enter into a Major Transaction (a “Proposed Major Transaction”) under which it is a condition by the prospective Third Party acquiror (the “Prospective Transferee”) to the consummation of the Proposed Major Transaction that the Proposed Major Transaction includes either (i) all or majority parts of the European Market and all or a part of the Opt-In Territory at least including USA market, or (ii) all of the World Markets (excluding the China Market), the Major Transaction Triggering Party shall deliver to the other

Party (the “Major Transaction Drag-Along Party”) written notice setting forth the terms and conditions of the Proposed Major Transaction (a “Proposed Major Transaction Notice”). Such Proposed Major Transaction Notice shall contain the material terms and conditions (including price and form of consideration), including the price and consideration to be allocated to the Major Transaction Drag-Along Party (subject to Section 8.3), the identity of the Prospective Transferee and the territory of each Party included (with respect to Licensee, the “Proposed Licensee Territory” and with respect to Licensor, the “Proposed Licensor Territory”).
8.2.2
Following delivery of the Proposed Major Transaction Notice, each Party agrees to negotiate under 3-way confidentiality agreements in good faith and to discuss the terms of the Proposed Major Transaction with each other and exclusively with the Prospective Transferee, to provide as soon as reasonably practicable Development Reports as requested by the Prospective Transferee related to the Proposed Licensee Territory and the Proposed Licensor Territory, and to make its personnel available to answer questions of the Prospective Transferee. For clarity, the Major Transaction Drag-Along Party shall have the right to participate in the negotiation with the Prospective Transferee, and the Major Transaction Triggering Party shall keep the Major Transaction Drag-Along Party fully informed about the negotiations with the Prospective Transferee. The final value assigned to Licensor in a Major Transaction shall be no less than 40% of the total Major Transaction value (“Minimum Drag-Along Allocation”),
8.2.3
In the event the Parties and the Prospective Transferee are unable to reach agreement on the terms of the Proposed Major Transaction within one-hundred twenty (120) days following delivery of the Proposed Major Transaction Notice, the Major Transaction Drag-Along Party shall have the right, upon advanced written notice to the Major Transaction Triggering Party within ten (10) days of the conclusion of such period, up to one-hundred twenty (120) days following the conclusion of such negotiation to seek an alternative Third Party with which to consummate a Major Transaction as an alternative (a “Proposed Alternative Major Transaction”) and if a Proposed Alternative Major Transaction proposal is received, the process set forth in Sections 8.2.1 and 8.2.2 shall be applied to the Proposed Alternative Major Transaction in the same fashion (mutatis mutandis). The original Minimum Drag-Along Allocation shall continue to apply.
8.2.3.1
If the aggregate fair market value terms of the Proposed Alternative Major Transaction are more favorable than the terms of the initial Proposed Major Transaction, the Parties agree to consummate the Proposed Alternative Major Transaction as soon as practicable; and
8.2.3.2
If the aggregate fair market value terms of the Proposed Alternative Major Transaction are less favorable than the terms of the initial Proposed Major Transaction, the Parties agree to consummate the initial Proposed Major Transaction as soon as practicable.

The agreement entered into by and among the parties for the consummation of the Major Transaction shall be referred to as the “Transaction Agreement”.

8.3
Allocation and Outcome of Major Transactions.
8.3.1
In the event that the prices and considerations payable by the transferee party under the Transaction Agreement are a lump sum payment for all jurisdictions set forth in the Transaction Agreement, but the parties fail to reach agreement on the price and consideration to be allocated to the Major Transaction Drag-Along Party, then:
8.3.1.1
*** (***) of the total consideration of the Major Transaction to be allocated to Licensee, and *** (***) of the total consideration offered in the Major Transaction to be allocated to Licensor (“Minimum Drag-Along Allocation”);

8.3.1.2
to the extent there are any amount or consideration (including, without limitation, any licensing or optioning fees, license maintenance fees, milestone payments, royalty payments, and fair market value of any non-cash consideration), to be payable by the transferee party as agreed under the Transaction Agreement, such amount or consideration shall be allocated between Licensor and Licensee in accordance with the Proposed Licensee Territory and the Proposed Licensor Territory;
8.3.1.3
if there is any other jurisdiction that is not included in the Major Transaction that has been approved by the Drag-Along Party (each, a “Left-out Jurisdiction”), the Parties hereby waive any and all payment obligations of the other Party for any amounts or considerations payable to such Party in such Left-out Jurisdiction under this Agreement; and
8.3.1.4
Licensee’s payment obligations set forth under Article 4 in any jurisdiction in the Territory shall be released, waived, and discharged from the consummation of the Major Transaction.
8.3.2
In the event that the prices and considerations payable by the transferee party under the Transaction Agreement are agreed on a jurisdiction-by-jurisdiction under the Transaction Agreement, then:
8.3.2.1
the prices and considerations payable by the transferee party under the Transaction Agreement will be allocated between Licensor and Licensee pursuant to the Transaction Agreement;
8.3.2.2
to the extent there are any amount or consideration (including, without limitation, any licensing or optioning fees, license maintenance fees, milestone payments, royalty payments, and fair market value of any non-cash consideration), to be payable by the transferee party as agreed under the Transaction Agreement, such amount or consideration shall be allocated between Licensor and Licensee in accordance with the Proposed Licensee Territory and the Proposed Licensor Territory;
8.3.2.3
if there is any Left-out Jurisdiction, the Parties hereby waive any and all payment obligations of the other Party for any amounts or considerations payable to such Party in such Left-out Jurisdiction under this Agreement; and
8.3.2.4
Licensee’s payment obligations set forth under Article 4 in any jurisdiction in the Territory shall be released, waived, and discharged from the consummation of the Major Transaction.
8.3.3
To the extent that the Parties fail to enter into or consummate a Major Transaction, and if Licensor and Licensee mutually agree in writing to allow each Party to enter into a transaction with a Third Party, either by way of an exclusive license or sublicense, assignment of this Agreement, or the sale or transfer of a Party’s business (by sale of assets, sale of stock, merger or other similar transaction), that is intended to or would permit a Third Party to assume exclusive rights to Develop, Manufacture, and Commercialize the Licensed Products in the Territory (excluding the China Market) or the Opt-In Territory (each, a “Separate Transaction”), then:
8.3.3.1
if Licensor enters into any Separate Transaction in the Opt-In Territory, Licensee’s payment obligations set forth under Article 4 in any jurisdiction in the Territory shall be released, waived, and discharged from the consummation of the Separate Transaction of Licensor in the Opt-In Territory (for clarity, Licensee is not entitled to any payments or considerations received by or payable to Licensor by a Third Party under the Separate Transaction in Opt-in Territory); and
8.3.3.2
if Licensor does not enter into any Separate Transaction in the Opt-In Territory, Licensor is entitled to continue to receive payments from Licensee in the Territory pursuant to

Article 4, subject to any payments waived pursuant to Section 4.11 and Section 7.4. For clarity, Licensor is not entitled to any payments or considerations received by or payable to Licensee by a Third Party under the Separate Transaction between Licensee and its Third Party in any jurisdiction in the Territory, except for the specific payment obligations under Article 4 and except for the Sublicensing Revenues in the China Market pursuant to Section 4.11.
9.
TERM AND TERMINATION
9.1
Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless sooner terminated by mutual agreement in writing or pursuant to Section 9.2 of this Agreement, continue in full force and effect, until the date on which all obligations under this Agreement between the Parties with respect to the payment of milestones or royalties with respect to Licensed Products have passed or expired. For clarity, (i) upon the expiration of the Term, the license grants in Sections 3.1 and 3.2 shall become perpetual, exclusive, fully-paid, royalty-free, and irrevocable in their entirety as to the Licensed Products in the Territory at the time of such expiration and (ii) upon the expiration of the Term, the license grant in Section 3.3 shall become perpetual, non-exclusive, fully-paid, royalty-free, and irrevocable license solely in Manufacturing Licensed Products in the Field in the Territory, in each case with the right to grant sublicenses (through multiple-tiers).
9.2
Termination upon Insolvency Event.
9.2.1
Unless otherwise required by Applicable Laws governing bankruptcy, reorganization, liquidation, receivership or similar proceedings, either Party may terminate this Agreement if the other Party, at any time, (i) files in any Government Authority pursuant to any Applicable Laws, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver of trustee of the Party or of its assets, (ii) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition has not been dismissed with ninety (90) days after the filing thereof, (iii) proposes or becomes a Party to any dissolution or liquidation, or (iv) will make an assignment for the benefit of creditors (each, an “Insolvency Event”).
9.2.2
The Parties acknowledge and agree that, in the event of an Insolvency Event of Licensee, Licensor may terminate this Agreement if the creditors or assignees of Licensee elect not to continue to perform its obligations under this Agreement or reject this Agreement, or subject to other limitations of Applicable Law during the bankruptcy proceedings.
9.2.3
The Parties acknowledge and agree that this Agreement and all rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code or any similar law in the Territory (the “Code”), licenses to rights to “intellectual property” as defined under the Code. The Parties agree that, in the event that Licensor commits an Insolvency Event, Licensee, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under this Agreement and the Code in accordance with Section 365(n). The Parties further agree that, in the event of the commencement of an Insolvency proceeding by or against Licensor under the Code or any similar law in the Territory, the Party that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (i) upon any such commencement of an Insolvency proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject party.

9.3
Effect of Termination or Expiration.
9.3.1
Upon termination (not expiration) of this Agreement by Licensor due to Licensee’s suffering of an Insolvency Event under Section 9.2:
9.3.1.1
Each Party shall promptly return to the other Party all relevant records and materials in its possession or control containing or comprising the other Party’s Confidential Information and to which the Party does not retain rights hereunder.
9.3.1.2
All rights in any and all Licensed Products existing as of the effective date of such termination (each a “Termination Product”) shall revert to Licensor.
9.3.1.3
Licensee and its Affiliates shall discontinue making any representation regarding its status as a licensee of Licensor for all Licensed Products. Licensee and its Affiliates shall cease and shall have no obligation of conducting any activities with respect to the Development, Manufacture, or Commercialization of the relevant Termination Product.
9.3.1.4
Licensor shall have the right to develop and commercialize the Termination Products itself or with one or more Third Parties, and shall have the right, without obligation to Licensee, to take any such actions in connection with such activities as Licensor (or its designee), at its discretion, deems appropriate.
9.3.1.5
Licensee will provide to Licensor copies of all material reports and data, including clinical and non-clinical data and reports, obtained or generated by or on behalf of Licensee or its Affiliates pursuant to this Agreement that relate to Termination Products (the “Product Information”), within sixty (60) days of such termination, and Licensor shall have the right to use any such Product Information in developing and commercializing Termination Products, and to license any Third Parties to do so.
9.3.1.6
Licensee, its Affiliates and Sublicensees will, at its own costs and expenses, wind down any Development, Manufacturing, and Commercialization activities with respect to the relevant Termination Products, as quickly as reasonably practicable, subject to compliance with Applicable Laws.
9.3.2
Upon termination (not expiration) of this Agreement by Licensee due to Licensor suffering of an Insolvency Event under Section 9.2 or termination of this Agreement by mutual agreement of the Parties, the terms and conditions set forth in Section 9.3.1 shall apply, except that Licensor shall reimburse Licensee for all out-of-pocket costs and expenses incurred with respect to winding down the Development, Manufacture, and Commercialization of Termination Products.
9.4
Survival. Termination or expiration of this Agreement, through any means and for any reason, shall not relieve the Parties of any obligation accruing prior thereto, including the payment of all undisputed sums due and payable, and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement. In addition, the provisions of Article 1 (Definitions), Section 4.6 (Expiration of Royalty Term), Section 6.1 (Improvements; Ownership), Section 9.1 (solely with respect to the perpetual license after the expiry of the Term), Section 9.3 (Effect of Termination), Section 9.4 (Survival), Article 11 (Indemnification), Article 12 (Confidentiality), Article 13 (Dispute Resolution), and Article 14 (Miscellaneous) shall survive the expiration or termination of this Agreement.

10.
REPRESENTATIONS AND WARRANTIES
10.1
Representations and Warranties of Licensor. Licensor represents and warrants to Licensee, as of the Effective Date, as follows:
10.1.1
Licensor is a corporation validly existing and in good standing under the laws of the state of Delaware, with full power and authority to operate its properties and to carry on its business as presently conducted;
10.1.2
Licensor has full right, power and authority to execute, deliver and perform its obligations under this Agreement;
10.1.3
this Agreement constitutes the legally binding and valid obligation of Licensor, enforceable in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to rights of creditors generally; and (ii) rules of law and equity governing specific performance, injunctive relief, and other equitable remedies;
10.1.4
the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensor action;
10.1.5
the execution, delivery and performance by Licensor of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of, give any counterparty expanded or accelerated rights under, or constitute a default under any understanding, contract or agreement to which Licensor is a party or by which it is bound;
10.1.6
no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Government Authority on the part of Licensor is required in connection with the execution, delivery and performance of this Agreement, except as necessary to conduct clinical trials or to seek or obtain Regulatory Approvals; and
10.1.7
there is no action, suit, proceeding, judgment or investigation pending or, to Licensor’s knowledge, currently threatened in writing against or affecting Licensor or its Affiliates that questions the validity of this Agreement, the right of Licensor to enter into this Agreement or consummate the transactions contemplated hereby, or any rights of Licensor or its Affiliates in the Licensed Products.
10.2
Representations and Warranties of Licensee. Licensee represents and warrants to Licensor, as of the Effective Date, as follows:
10.2.1
Licensee is a corporation validly existing and in good standing under the laws of the state of Delaware, with full power and authority to operate its properties and to carry on its business as presently conducted;
10.2.2
Licensee has full right, power and authority to execute, deliver and perform its obligations under this Agreement;
10.2.3
this Agreement constitutes the legally binding and valid obligation of Licensee, enforceable in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to rights of creditors generally; and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies;

10.2.4
the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensee action;
10.2.5
the execution, delivery and performance by Licensee of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of, give any counterparty expanded or accelerated rights under, or constitute a default under any contract or agreement to which Licensee is a party or by which it is bound;
10.2.6
no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Government Authority on the part of Licensee is required in connection with the execution, delivery and performance of this Agreement, except as necessary to conduct clinical trials or to seek or obtain Regulatory Approvals; and
10.2.7
there is no action, suit, proceeding, judgment or investigation pending or, to Licensee’s knowledge, currently threatened in writing against or affecting Licensee or that questions the validity of this Agreement or the right of Licensee to enter into this Agreement or consummate the transactions contemplated hereby.
10.3
Additional Representations and Warranties of Licensor. Licensor represents and warrants to Licensee that, to the knowledge of Licensor, as of the Effective Date:
10.3.1
Neither Licensor nor any of its Affiliates is party to any license or other agreement with a Third Party in effect on the Effective Date pursuant to which Licensor (or their respective Affiliates) is obligated to pay any such Third Party for the practice of any Patent or Know-How with respect to the Development, Manufacture, and Commercialization of Licensed Products.
10.3.2
Licensor is the sole and exclusive owner of the Licensed Patent Rights and HCW9109 Technology and has the right necessary to grant the licenses under the Licensed IP and HCW 9109 Technology that it grants to Licensee in this Agreement.
10.3.3
Licensor has not previously (i) licensed, assigned, transferred, or otherwise conveyed any right, title or interest in, to or under the Licensed Patent Rights, or (ii) otherwise granted any rights, in each case to any Third Party in any way that would legally conflict with the licenses and rights granted to Licensee under this Agreement.
10.3.4
The Licensed Patent Rights are free and clear of any liens, charges, and encumbrances contractually granted by Licensor that would conflict with the license grants to Licensee under this Agreement.
10.3.5
Neither Licensor nor any of its Affiliates or their respective current or former employees has misappropriated any of the Licensed Know-How or any Know How in the HCW9109 Technology from any Third Party, and Licensor is not aware of any claim by a Third Party that such misappropriation has occurred.
10.3.6
Licensor has not received any written notice of any existing or threatened actions, suits or other proceedings pending against it with respect to the Licensed IP or HCW9109 Technology.
10.3.7
Licensor has not received written notice from a Third Party claiming that a Patent owned by such Third Party would be infringed by the Manufacture, Development, or Commercialization of Licensed Products in the Territory, and no Third Party has threatened in writing to make any such claim.

10.3.8
To the knowledge of the Licensor, the use, practice, or application by Licensee (or their respective Affiliates or Sublicensees) of any of the Licensed IP or HCW 9109 Technology as contemplated under this Agreement as in existence as of the Effective Date, or the Development, Manufacture or Commercialization of any Licensed Product pursuant to this Agreement, does not infringe any claim of Patent of any Third Party or misappropriate any Know-How of any Third Party.
10.3.9
The Licensed Patent Rights listed in Exhibit A represent all Patents that Licensor or any of its Affiliates Controls as of the Effective Date that Cover Licensed Products. The Licensed Patent Rights that are existing as of the Effective Date are listed in Exhibit A. Licensor: (i) is not aware of any claim made against it asserting the invalidity, misuse, unregisterability, unenforceability, or non-infringement of any of listed Licensed Patent Rights; and (ii) is not aware of any claim made against it challenging Licensor’s Control of listed Licensed Patent Rights or making any adverse claim of ownership of the rights of Licensor to listed Licensed Patent Rights. Licensor has timely paid all maintenance and annuity fees with respect to the Licensed Patent Rights. Each Licensed Patent Right correctly identifies all inventors of the claimed inventions, and, no dispute regarding inventorship has been alleged or threatened with respect to the Licensed Patent Rights. Licensor has complied in all material respects with all Applicable Laws with respect to the filing, prosecution, and maintenance of the Licensed Patent Rights.
10.3.10
Licensor has not prepared, filed, or obtained any INDs, Drug Approval Applications or any other regulatory documentation or regulatory licenses for any Licensed Products in any jurisdiction in the Territory.
10.3.11
Licensor has conducted, and has used reasonable efforts to cause its subcontractors and sublicensees to conduct, the development of the Licensed Products, Licensed IP, and HCW9109 Technology in accordance with all material respects of Applicable Law.
10.3.12
To the knowledge of Licensor, Licensor has made available to Licensee all material information in Licensor’s or its Affiliate’s Control relating to Licensed Products, Licensed IP, and the HCW9109 Technology, including complete and correct copies of the following, if any: adverse event reports; clinical study reports and material study data; and Regulatory Authority inspection reports, notices of adverse findings, warning letters, Regulatory Filings, and other material correspondence with Regulatory Authorities.
10.3.13
To Licensor’s knowledge, there is no claim, action, suit, arbitration, inquiry, audit, or investigation by or before any Government Authority pending or, to the knowledge of Licensor, threatened against Licensor or involving any of the Licensed IP or HCW9109 Technology. To Licensor’s knowledge, there is no award, stay, writ, judgement, injunction, decree, or similar order of any Government Authority outstanding, or to Licensor’s knowledge pending, involving the Licensed IP or HCW9109 Technology.
10.3.14
Neither Licensor nor any of its Affiliates is or has been a party to any agreement with a Government Authority pursuant to which such Government Authority provided or may provide funding for the development of any of the Licensed IP or HCW9109 Technology. None of the Licensed IP or HCW9109 Technology are or include any invention that was conceived or first actually reduced to practice in the performance of work under a funding agreement between Licensor and any Government Authority, or otherwise using any resources of funding provided by any Government Authority.
10.3.15
All of the employees, contractors or agents of Licensor, its Affiliates or Subcontractors who will perform any of the obligations under this Agreement on behalf of Licensor shall have executed binding and enforceable agreements obligating each of them to assign to Licensor all inventions made in the course of their employment or affiliation with Licensor. Licensor has obtained assignments from the inventors of all inventorship rights relating to the Licensed Patent Rights, and, to Licensor’s knowledge, all such assignments of inventorship rights relating to the Licensed Patent Rights are valid and enforceable.
10.3.16
To the Licensor’s knowledge, the Licensed IP and HCW9109 Technology are complete, accurate, effective, and capable of achieving the Development and Manufacturing of the Licensed Products.
10.4
DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OF NONINFRINGEMENT, OR AS TO THE SUCCESS OR LIKELIHOOD OF SUCCESS OF THE DEVELOPMENT UNDER THIS AGREEMENT.
10.5
Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, OR LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 11, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 12.
11.
INDEMNIFICATION
11.1
Indemnification by Licensee. Licensee shall defend, indemnify, and hold harmless Licensor and its Affiliates and their respective officers, directors, shareholders, employees and agents (“Licensor Indemnitees”) from and against any and all Third Party liabilities, claims, suits, and expenses, including reasonable attorneys’ fees (collectively, “Losses”), to which any Licensor Indemnitee may become subject as a result of any claim, demand, action or other proceeding (each a “Claim”) by any Third Party, to the extent such Losses arise out of or are in any way attributable to (i) the Development, Manufacture, or Commercialization of Licensed Products by or on behalf of Licensee in the Territory, (ii) any material breach or material inaccuracy in any representation or warranty made by Licensee under this Agreement, or (iii) the gross negligence or willful misconduct of Licensee, its Affiliates, or their respective officers, directors, employees or agents; in each case except to the extent that such Losses are attributable to (a) Licensor’s breach of its obligations under this Agreement, and/or (b) the negligence or willful misconduct of Licensor, its Affiliates, sublicensees, or their respective officers, directors or employees.
11.2
Indemnification by Licensor. Licensor shall defend, indemnify, and hold harmless Licensee, and its Affiliates and Sublicensees, and its and their respective officers, directors, shareholders, employees and agents (“Licensee Indemnitees”) from and against any and all Losses to which any Licensee Indemnitee may become subject as a result of any Claim by any Third Party, to the extent such Losses arise out of or are in any way attributable to (i) the Development, Manufacture, or Commercialization of Licensed Products by or on behalf of Licensor in the Opt-In Territory following its exercise of the Opt-In Right, (ii) any material breach or material inaccuracy in any representation or warranty made by Licensor under this Agreement, or (iii) any breach or violation of Section 3.5, or (iv) the gross negligence or willful misconduct of Licensor, its Affiliates, or their respective officers, directors, employees or agents; in each case except to the extent that such Losses are attributable to (a) Licensee’s breach of its obligations under this Agreement, and/or (b) the negligence or willful misconduct of Licensee, its Affiliates, Sublicensees, or their respective officers, directors or employees.

11.3
Procedure. The indemnities set forth in this Article 11 are subject to the condition that the Party seeking the indemnity shall forthwith notify the indemnifying Party on being notified or otherwise made aware of a liability, claim, suit, action or expense and that the indemnifying Party defend and control any proceedings with the other Party being permitted to participate at its own expense (unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event the indemnifying Party shall pay for the other Party’s counsel); provided, that, the indemnifying Party may not settle the liability, claim, suit, action or expense, or otherwise admit fault of the other Party or consent to any judgment, without the written consent of the other Party (such consent not to be unreasonably withheld) unless the settlement includes a release of all claims asserted against indemnified Party and does not impose financial obligations on the indemnified Party in which case consent of indemnified Party is not required.
11.4
Insurance. Each Party will acquire and maintain, at its own expense, insurance, as reasonably necessary to cover its obligations under this Agreement and as customary on a jurisdiction by jurisdiction basis. Within thirty (30) days following written request from the other Party, each Party will furnish to such other Party a certificate of insurance evidencing such coverage.
11.5
Sole and Exclusive Remedies. The sole and exclusive remedies for any breach of this Agreement (including with respect to any of its representations and warranties), or any claim or cause of action otherwise arising out of or related to the transactions contemplated by this Agreement, will be (i) the right to indemnification under Article 11 of this Agreement (if applicable), and (ii) the right to seek specific performance of the Agreement, appropriate injunctive relief, and/or the right to seek damages resulting from the breach of this Agreement or any claim or cause of action otherwise arising out of or related to the transactions contemplated by this Agreement. The Parties agree that no Party will have any other remedies or other cause of action (whether in contract, in tort, under statute, or otherwise) not expressly set forth in this Agreement. For the avoidance of doubt, neither Party shall have the right to terminate or seek termination of this Agreement for either Party’s breach or anticipatory breach of this Agreement, and unless the Parties mutually agree in writing to terminate the Agreement, the only basis for termination of the Agreement is set forth in Section 9.2.
12.
CONFIDENTIALITY
12.1
Confidential Information. During the Term and for ten (10) years thereafter without regard to the means of termination: (i) Licensor shall not use, for any purpose other than the purpose of this Agreement, or reveal or disclose to any Third Party Licensee Confidential Information; and (ii) Licensee shall not use, for any purpose other than the purpose of this Agreement, or reveal or disclose to any Third Party Licensor Confidential Information. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.
12.2
Exceptions. Notwithstanding the foregoing, a Party may use and disclose Confidential Information (including any Licensee Confidential Information or Licensor Confidential Information), without written consent of the other Party, as follows:
12.2.1
if required by Applicable Laws, provided, that the disclosing Party promptly notifies the other Party of its notice of any such requirement and provides the other Party a reasonable opportunity to seek a protective order or other appropriate remedy and/or to waive compliance with the provisions of this Agreement;
12.2.2
to the extent such use and disclosure is necessary for the filing or publication of any patent application or patent on inventions and written permission from the other Party is obtained;

12.2.3
as necessary or desirable for securing any Regulatory Approvals, including pricing approvals, for any Licensed Products, provided, that the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such Regulatory Authority and to otherwise maintain the confidentiality of the Confidential Information;
12.2.4
to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement;
12.2.5
as required by Applicable Laws to be disclosed by the rules and regulations of the Securities and Exchange Commission or by any nationally recognized securities exchange, quotation system, or over-the-counter market on which such Party has its securities listed or traded; and
12.2.6
to the extent necessary, to its Affiliates, Sublicensees and sublicensees (as the case may be), Subcontractors and subcontractors (as the case may be), licensees, collaborators, co-development or co-commercialization partners, directors, officers, employees, consultants, vendors, agents, clinicians, investors, lenders, grant agencies or other potential funding sources under written agreements of confidentiality at least as restrictive on those set forth in this Agreement, who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement.
12.3
Certain Obligations. During the Term and for a period of [ten (10) years] thereafter and subject to the exceptions set forth in Section 12.2, Licensee, with respect to Licensor Confidential Information, and Licensor, with respect to Licensee Confidential Information, agree:
12.3.1
to treat such Confidential Information as it would its own proprietary information which in no event shall be less than a reasonable standard of care, and
12.3.2
to take reasonable precautions to prevent the disclosure of such Confidential Information to a Third Party without written consent of the other Party.
12.4
Disclosures and Public Announcements. Licensor may issue a press release in the form attached as Exhibit B within fifteen (15) days following execution of this Agreement. Except for the initial press release attached as Exhibit B, neither Party shall issue any press release or other publicity materials, or make any public presentation with respect to the existence of, or any of the terms or conditions of, this Agreement or the programs or efforts being conducted by the other Party hereunder, in each case without the prior written consent of such Party. This restriction shall not apply to:
12.4.1
disclosures to a Party’s attorneys, advisors, government grant agents, investors or other potential funding sources on a need to know basis under circumstances that reasonably ensure the confidentiality thereof and with respect to any Confidential Information therein, under conditions consistent with the disclosing Party’s obligations under Section 12.3, and
12.4.2
any future disclosures required by Applicable Laws, including as may be required in connection with any filings made with, or by the disclosure policies of a major stock exchange, provided that the disclosing Party (i) use all reasonable efforts to inform the other Party prior to making any such disclosures and cooperate with the other Party in seeking a protective order or other appropriate remedy (including redaction) and (ii) whenever possible, request confidential treatment of such information.
12.5
Termination. Upon termination, but not expiration, of this Agreement and upon the request of the disclosing Party, the receiving Party shall promptly return to the disclosing Party or destroy all copies of Confidential Information received from such Party, and shall return or destroy, and document the destruction of, all summaries, abstracts, extracts, or other documents which contain any Confidential Information of the other Party in any form, except that each Party shall be permitted to retain a copy (or copies, as necessary) of such Confidential Information for archival purposes or as required by any Applicable Laws.
12.6
Publication. Licensee shall have the right to publish information (including presentations) relating to Licensee’s use of Licensed Products. Prior to submission of the proposed publication to a Third Party, Licensee shall first submit the proposed publication to Licensor and permit Licensor the opportunity to review the proposed publication for thirty (30) days to identify any patentable subject matter belonging to Licensor, remove any Licensor Confidential Information from the proposed publication and comment on the proposed publication. If Licensor notifies Licensee that the publication includes patentable subject matter of Licensor within such thirty (30) day period, Licensee shall delay publication an additional thirty (30) days to permit Licensor the opportunity to make appropriate patent filings. If Licensor exercises the Opt-In Right, Licensor shall have the right to publish information (including presentations) relating to Licensor’s use of Licensed Products in the Opt-in Territory.
13.
DISPUTE RESOLUTION
13.1
Internal Resolution. Except as otherwise expressly provided in this Agreement, any Dispute shall be first referred to the Executive Officers (or their respective designees) of both Parties for resolution, prior to proceeding under the other provisions of this Article 13. In the event of a Dispute, a Party wishing to commence arbitration shall first serve upon the other Party written notice that a Dispute exists, and demand that negotiations to resolve the Dispute commence (the “Dispute Notice”). Following service of a Dispute Notice, the Executive Officers, or their designees, of both Parties, shall attempt to resolve the Dispute through good faith discussions. The Parties agree that the meeting or meetings(s) between the Executive Officers (or their designees) during which the good faith discussions to resolve the Dispute occur may be video recorded, and that any such recording shall be admissible in evidence in any subsequent arbitration proceeding. The Executive Officers may also keep minutes of the meeting(s), which shall be sent to each other Executive Officer within three (3) days of the meeting(s). The Party receiving the minutes shall reply to and/or comment on the meeting minutes within five (5) days of receipt, otherwise the minutes shall be considered approved by the receiving Party. In the event that the Dispute is not resolved within thirty (30) days after service of the Dispute Notice, the Dispute shall be referred to and finally resolved by arbitration in accordance with Section 13.2.
13.2
Arbitration. Except as otherwise expressly provided in this Agreement, the Parties agree that any Dispute not resolved pursuant to Section 13.1 shall be referred to and finally and exclusively resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre in force when the Notice of Arbitration is submitted, which rules are deemed to be incorporated by reference in this Section. The arbitration shall be conducted in the English language. The seat of the arbitration shall be Singapore. The arbitral tribunal shall consist of three (3) arbitrator(s). The arbitral award shall be final and binding upon the Parties to the arbitration. Either Party may enforce any award rendered pursuant to the arbitration provisions of this Section by bringing suit in any court of competent jurisdiction.
14.
MISCELLANEOUS
14.1
Assignment and Delegation.
14.1.1
Neither this Agreement nor any right or obligation hereunder shall be assignable in whole or in part, whether by operation of law, or otherwise by either Party without the prior written consent of the other Party; provided however, that (i) either Party may assign this Agreement in its entirety without such consent of the other Party (but with notice to the other Party following such assignment), to an Affiliate; and (ii) either Party may assign or transfer its rights and obligations under this Agreement to an Acquirer of such Party in connection with a Change of Control, without the prior written consent of the other Party (in case of assignment or transfer of rights and obligations under this Agreement to an Acquirer of Licensor, such assignment or transfer is contingent upon Licensor meeting its obligations under Section 14.1.2). Notwithstanding the foregoing, subject to Article 8, the non-transferring Party shall not unreasonably withhold, delay, or condition, any assignment of this Agreement by the transferring Party to a Third Party (on an arms’-length basis) that has the capability and resources necessary to carry out the obligations of such transferring Party under the terms of this Agreement.
14.1.2
Upon or prior to assignment or transfer of rights and obligations under this Agreement to an Acquirer of Licensor in connection with a Change of Control, Licensor shall provide Licensee with a letter evidencing the standing of Licensee under the Agreement, which shall include the status of Licensee’s reporting and payment obligations, the past performance of Licensee, and the timeliness of activities under the Development Plan. Licensee will be permitted to freely use this letter as evidence of standing under this Agreement.
14.1.3
This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assignees. Any transfer or assignment of this Agreement in violation of this Section 14.1 shall be null and void.
14.2
Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations. Each Party may use one or more of its Affiliates to perform its obligations and duties under this Agreement. Such Party will remain liable under this Agreement and performance of all of its obligations under this Agreement.
14.3
Entire Agreement. This Agreement contains the entire agreement between the Parties relating to the subject matter hereof, and all prior understandings, representations and warranties between the Parties are superseded by this Agreement.
14.4
Amendments. Changes and additional provisions to this Agreement shall be binding on the Parties only if agreed upon, laid down in writing and signed effectively by the Parties.
14.5
Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of Singapore, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law.
14.6
Force Majeure. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of earthquake, fire, flood or other casualty or due to strikes, riot, storms, explosions, acts of God, war, or a similar occurrence or condition beyond the reasonable control of the Parties, the Party so affected shall, upon giving prompt notice to the other Parties, be excused from such performance during such prevention, restriction or interference, and any failure or delay resulting therefrom shall not be considered a breach of this Agreement.
14.7
Severability. The Parties do not intend to violate any public policy or statutory common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

14.8
Notices. All notices, requests, demands, and other communications relating to this Agreement shall be in writing in the English language and shall be delivered in person or by mail, international courier or facsimile transmission (with a confirmation copy forwarded by courier or mail). Notices sent by mail shall be sent by first class mail or the equivalent, registered or certified, postage prepaid, and shall be deemed to have been given on the date actually received. Notices sent by international courier shall be sent using a service which provides traceability of packages. Notices shall be sent as follows:

Notices to Licensor: ***

ADDRESS: 2929 North Commerce Parkway, Miramar, Florida 33025, USA

EMAIL: ***

Copy to (which shall not constitute notice): HCW Legal Department

ADDRESS: 2929 North Commerce Parkway, Miramar, Florida 33025, USA

EMAIL: legal@hcwbiologics.com

Notices to Licensee: ***

ADDRESS: 1115-1118 Building A, Greenland Center No.500 Yunjin RD Xuhui District Shanghai China

EMAIL: ***

Copy to (which shall not constitute notice): Morrison & Foerster LLP

ADDRESS: Suite 4401, HKRl Centre One, HKRl Taikoo Hui, 288 Shimen Road (No. 1), Shanghai, China

Attention: ***

EMAIL: ***

Either Party may change its address for notices or facsimile number at any time by sending written notice to the other Party.

14.9
Independent Contractor. Nothing herein shall create any association, partnership, joint venture, fiduciary duty or the relation of principal and agent between the Parties hereto, it being understood that each Party is acting as an independent contractor, and neither Party shall have the authority to bind the other or the other’s representatives in any way.
14.10
Waiver. No delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver of this Agreement or any provision hereof shall be enforceable against any Party hereto unless in writing, signed by the Party against whom such waiver is claimed, and shall be limited solely to the one event.
14.11
Interpretation. This Agreement has been prepared jointly and no rule of strict construction shall be applied against either Party. In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.” The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
14.12
Counterparts. This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this agreement, a facsimile copy of this Agreement, including the signature pages, will be deemed an original.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this License, Research and Co-Development Agreement effective as of the Effective Date.

HCW BIOLOGICS INC.
By: ______/s/ Hing C. Wong_____________________
Name: Hing C. Wong
Title: Founder and Chief Executive Officer
WY BIOTECH CO., LTD. (上海圆阳威壹医疗科技有限公司)
By: ___/s/ Qi Qi Lu________________________
Name: Qi Qi Lu
Title: Chairman of the Board

Signature Page to License, Research, and Co-Development Agreement

EXHIBIT A

LICENSED PATENT RIGHTS

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EXHIBIT B

PRESS RELEASE

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Schedule 1.41

HCW 9109

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SCHEDULE 2.3

Regulatory Materials

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SCHEDULE 2.5

Technology Transfer

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SCHEDULE 3.5.3

Third Party Sublicensees

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